UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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The Wet Seal, Inc.
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PRELIMINARY COPY

SUBJECT TO COMPLETION DATED SEPTEMBER 6, 2012

[Wet Seal Logo]

THE WET SEAL, INC. 26972 Burbank Foothill Ranch, California 92610

September     , 2012

Dear Stockholder:

The Clinton Group, Inc. and the other participants described herein (collectively, the “Clinton Group”) have commenced a process seeking to remove, without cause, four of the five current members of your Board of Directors (the “Board”) of The Wet Seal, Inc. (“Wet Seal” or the “Company”) and to fill the resulting vacancies as well as an existing vacancy on our Board with five individuals hand-picked by the Clinton Group. In short, the Clinton Group is asking you to turn over control of the Company without providing you a control premium or a clear and concrete path to build the value of your investment in the Company.

The Board strongly believes that the Clinton Group’s actions are not in the best interests of the Company or its stockholders. We believe that your Board and management should pursue the Company’s business plan of returning Wet Seal to its “fast fashion” merchandising strategy which produced significant operating profits and cash flow and resulted in Wet Seal having substantial cash balances that were the basis for $54 million in open market share repurchases in fiscal 2011. We are prepared to discuss all the issues raised by the Clinton Group with our investors and are open to all suggestions to build value for stockholders. We believe restoring stability to our operations in the fourth quarter is imperative for the near term to allow the Company to execute its “fast fashion” business plan for the critical holiday selling season. Accordingly, we strongly urge you to reject the Clinton Group’s efforts to replace your Board at this time.

You can defend against the Clinton Group’s efforts to take control of the Company by taking the following steps:

1. Do not sign the Clinton Group’s white consent card;

2. If you have signed the Clinton Group’s white consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately; and

3. Even if you have not signed the Clinton Group’s white consent card, you can show your support for your Board and fellow stockholders by signing, dating and mailing the enclosed BLUE Consent Revocation Card.

This Consent Revocation Statement contains important information as to why you should, and how to, submit the accompanying BLUE Consent Revocation Card to revoke any white consent card that you previously returned to the Clinton Group. We urge you to read it carefully. Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important. Please act today. Thank you for your support.

Sincerely yours,

The Board of Directors
The Wet Seal, Inc.

If you have questions or need assistance revoking consent on your shares please contact:

105 Madison Avenue

New York, New York 10016

wtsla@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF THE WET SEAL, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY THE CLINTON GROUP

September     , 2012

This Consent Revocation Statement (“Consent Revocation Statement”) is furnished by the Board of Directors (the “Board”) of The Wet Seal, Inc., a Delaware corporation (the “Company” or “Wet Seal”), to the holders of outstanding shares of the Company’s Class A common stock, par value $0.10 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “Clinton Consent Solicitation”) by Clinton Spotlight Fund, L.P., a Delaware limited partnership (“Spotlight Fund”), Clinton Spotlight Master Fund, L.P., a Cayman Islands exempted limited partnership (“SPOT”), its affiliates Clinton Magnolia Master Fund, Ltd., a Cayman Islands exempted company (“Magnolia”), Clinton Retail Opportunity Partnership, L.P., a Delaware limited partnership (“CROP”) and Clinton Special Opportunities Master Fund Ltd., a Cayman Islands exempted company (“CSO”), its investment manager Clinton Group, Inc., a Delaware corporation (“CGI”), Mr. George E. Hall, the President of CGI (“Mr. Hall” and together with Spotlight Fund, SPOT, Magnolia, CROP, CSO and CGI, “Clinton”), and the Clinton Group Nominees listed below (together with Clinton, the “Clinton Group”). This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about September     , 2012.

As you may be aware, the Clinton Group is attempting to seize control of your Board and the Company by asking you to remove four of the five directors that you elected on May 16, 2012, at the Company’s 2012 Annual Meeting of Stockholders, and to replace them with a slate of nominees hand-picked by the Clinton Group. Specifically, the Clinton Group is asking you to: (i) repeal any provisions of the Company’s Amended and Restated By-Laws (the “Bylaws”) that became effective after May 29, 2009, (ii) amend Section 3.5 of the Bylaws to provide that any vacancies on the Board, and any newly-created directorships resulting from an increase in the number of directors constituting the entire Board, may be filled by the vote of either the holders of a majority of outstanding shares of Common Stock entitled to vote or the majority of the members of the Board then in office, (iii) remove, without cause, four current directors of the Company, Harold D. Kahn, Jonathan Duskin, Sidney M. Horn and Henry D. Winterstern (and any person or persons, other than those elected by the Clinton Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof)); and (iv) elect as directors the Clinton Group’s nominees: Raphael Benaroya, Dorrit M. Bern, Lynda J. Davey, Mindy C. Meads and John S. Mills (the “Clinton Group Nominees”).

Your directors were selected through processes designed by the Board to foster good corporate governance and representation of all stockholders. These processes are described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. Each current member of the Board is independent under the criteria established by NASDAQ for director independence. A consent in favor of the Clinton Consent Solicitation would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with four of the five Clinton Group Nominees. If successful, this action would involve turning control of the Company over to nominees of the Clinton Group, a holder of 6.67% of the Company’s stock, without providing you a control premium. The Board believes that such a wholesale replacement of the Company’s directors would bring unnecessary disruption to the management and operation of the Company at a time when the Company is executing its business plan for the critical holiday selling season in the fourth quarter. Your Board is committed to acting in the best interests of all of the Company’s stockholders and believes that the Company is well positioned to recognize and act upon the Company’s strategic opportunities and to maximize the value to be extracted through the Company’s business plan and its announced program to explore strategic alternatives with the assistance of its financial advisors, Guggenheim Securities, LLC and Peter J. Solomon Company, L.P. The Board is committed to being highly responsive to stockholder interests and concerns.

THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE CLINTON CONSENT SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE REQUEST CARD SENT TO YOU BY THE CLINTON GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A WHITE REQUEST CARD, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED BLUE REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

In accordance with Delaware law and the Company’s certificate of incorporation on             , 2012, the Clinton Group delivered to the Company a signed written consent, which established a record date of             , 2012 (the “Record Date”), for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Clinton Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Clinton Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call: MacKenzie Partners, Inc. (“MacKenzie Partners”) at (800) 322-2885.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on information available to the Company as of the date hereof. These statements relate to future events or matters relating to the Company’s financial condition, results of operations, business plans and strategies, growth opportunities, capital expenditures, growth or other similar matters. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. The Company operates in a continually changing business environment, and new risks emerge from time to time. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, the possibility of disruption from the consent solicitation making it more difficult to maintain business and operational relationships; the possibility of disruption of operation of the business should the Clinton Group’s proposals pass; and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 and its subsequent Quarterly Reports on Form 10-Q. Except to the extent required under the federal securities law and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company assumes no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise.

DESCRIPTION OF THE CLINTON CONSENT SOLICITATION

As set forth in the Clinton Consent Solicitation and related materials filed with the SEC, the Clinton Group is soliciting your consents in favor of the following proposals (collectively, the “Clinton Consent Proposals”):

(1)	Repeal any provision of the Bylaws in effect immediately prior to the time the Clinton Consent Solicitation becomes effective that was not included in the Bylaws filed by the Company with the SEC as an exhibit to the Company’s Current Report on Form 8-K on May 29, 2009;

(2)	Amend Section 3.5 of the Bylaws to provide that vacancies on the Board, and any newly-created directorships resulting from an increase in the number of directors constituting the entire Board, may be filled by the affirmative vote of either the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon or the majority of the members of the Board then in office;

(3)	Remove, without cause, the following four independent members of the Board: Harold D. Kahn, Jonathan Duskin, Sidney M. Horn and Henry D. Winterstern, including any person or persons (other than those elected by the Clinton Consent Solicitation) elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly-created directorship on or after May 16, 2012 and prior to the time that any of the actions proposed to be taken by the Clinton Consent Solicitation become effective; and

(4)	Elect the hand-picked nominees of the Clinton Group, Raphael Benaroya, Dorrit M. Bern, Lynda J. Davey, Mindy C. Meads and John S. Mills, as directors to fill the resulting vacancies (and the current vacancy) on the Board (or if any Clinton Group Nominee becomes unable or unwilling to serve as a director of the Company or if the size of the Board is increased, in either case prior to the effectiveness of this proposal, any other person who is not a director, officer, employee or affiliate of Clinton, designated as a Nominee by Clinton).

A consent in favor of the Clinton Consent Proposals would be a consent to remove, without cause, all but one member of your duly elected Board and replace them with the Clinton Group Nominees.

WET SEAL’S BOARD AND MANAGEMENT TEAM ARE FULLY COMMITTED TO RETURNING THE

COMPANY TO PROFITABILITY

The Board and management team are taking the necessary actions to achieve profitability. We have adopted a strategy to return to the “fast fashion” merchandising strategy that has proven successful for the Company in the recent past. Restoring our “fast fashion” merchandising strategy includes:

•	marketing more inclusively to our core Wet Seal customers, who range from their early teens to early twenties, as opposed to focusing only on our older customers;

•	increasing the portion of our merchandise that we buy from quick-source vendors by 50%;

•	committing to merchandise purchases closer to when it is needed to better ensure our merchandise reflects current market trends;

•	expanding inventory style count breadth in our stores by 20 to 25% to offer broader fashion variety to our customers at all times; and

•	focusing our price points on our core customer to provide fashion at an excellent value.

Our “fast fashion” merchandising strategy has proven successful for us in the past, and we believe that it will continue to be a success and lead to an improvement in stockholder value. We have an experienced management team that can quickly and effectively implement our “fast fashion” merchandising strategy. This is essentially the same team that implemented a “fast fashion” merchandising strategy which helped deliver in excess of 6% comparable store sales growth through the first seven months of fiscal 2011. We also are in the process of conducting a search for a new Chief Executive Officer.

Wet Seal is a well-known brand among young fashion-conscious women. We have locations in many of the best malls throughout the country. We currently have a strong balance sheet, including cash on hand, that will help us quickly get new inventory into our stores to implement our “fast fashion” merchandising strategy in time for the fourth quarter. We have already begun restoring our “fast fashion” merchandising strategy. We are committed to a relatively short timeline to realize the benefits of our “fast fashion” merchandising strategy. Unlike the Clinton nominees, our management team and Board do not need to climb a learning curve under the time pressure of the looming holiday season. We believe that the Clinton Group’s recommendations are premature and designed to serve the Clinton Group’s own short-term interests rather than returning the Company to profitability, which would benefit all stockholders. However, we are prepared to continue to listen to their ideas and work with them and all other stockholders constructively.

THE CLINTON GROUP’S CONSENT SOLICITATION STATEMENT CONTAINS A NUMBER OF

INCONSISTENCIES, OMISSIONS AND INACCURACIES

The Board believes that the Clinton Group’s consent solicitation contains numerous inconsistencies, omissions and inaccuracies, including the following:

•

The Clinton Group has failed to describe the prompt responses the Company’s Board and management consistently provided to the Clinton Group’s requests to discuss the Company. The Company has not neglected or refused to listen to the concerns of the Clinton Group or any other stockholder. The Board is committed to being highly responsive to the Company’s stockholders.

•	The Clinton Group has not recognized that we have already adopted many of its suggestions, including the following:

•	We have terminated the employment of Susan P. McGalla, our former Chief Executive Officer;

•	We have recognized that our merchandising strategy in effect from late 2011 to August 2012 performed poorly, and we have decisively returned to our historically effective “fast fashion” strategy;

•

We have engaged Guggenheim Securities, LLC and Peter J. Solomon Company, L.P., to act as financial advisors to advise on the Company’s capital needs, cash balance and potential strategic options to enhance shareholder value.

•	The Company has stated that it will consider the Company’s cash position in light of its revised operational strategy and other potential strategic opportunities available to the Company.

•

We have not yet as a Board agreed to implement an immediate stock buy back or put a for sale sign on the Company. We are committed to exploring all opportunities to enhance shareholder value in the near and longer term.

WET SEAL’S ANNUALLY ELECTED BOARD IS

FULLY ACCOUNTABLE TO STOCKHOLDERS

The Board is elected annually by stockholders and can be removed at any time by consent of a majority of all outstanding shares. Wet Seal Stockholders will have significantly more information with which to evaluate Wet Seal’s progress as we announce the monthly sales for the fourth quarter.

We strongly urge stockholders not to be pushed into wholesale Board change until we have had a chance to demonstrate the benefits of our return to the “fast fashion” merchandising strategy. We do not believe it is prudent to change out the composition of the Board, effectively giving the Clinton Group, a 6.67% stockholder, control of Wet Seal and its Board through the Clinton Group’s consent solicitation.

BACKGROUND OF THE CLINTON GROUP SOLICITATION

Due largely to its “fast fashion” strategy, the Company historically produced significant and relatively stable operating income and net income. For example, in fiscal years 2009, 2010 and 2011, the Company produced operating income of approximately $22.9 million, $25.2 million and $25.0 million, respectively, and net income of approximately $86.9 million, $12.6 million and $15.1 million, respectively. Our performance in fiscal years 2009, 2010 and 2011 was during a period of weak economic activity, both globally and in our industry.

In January 2011, the Company retained Susan P. McGalla as its Chief Executive Officer. Under Ms. McGalla, the Company determined to modify its merchandising strategy in a way that departed from the “fast fashion” merchandising strategy. As part of the new strategy, during fiscal 2011 and fiscal 2012, the Company sought to redefine the brands of both of its divisions with its customers, both in its stores and e-commerce, as well as in the broader marketplace. The Company’s new strategy included a more edited assortment of merchandise, with more narrowed style counts and higher average unit retail inventory. However, the Company’s sales under this strategy performed poorly. In the first quarter of fiscal 2012, the Company incurred an operating loss of approximately $0.4 million and a net loss of approximately $0.3 million. The Company’s comparable store sales decreased 7.7% during that period.

In the Spring of 2012, the Company’s Chief Financial Officer, Steve Benrubi, had conversations with the Clinton Group in the normal course of the Company’s investor relations activities in calls that took place on April 2 and 5, 2012.

In early June, an employee of the Clinton Group sought to arrange a call with both Mr. Benrubi and Ms. McGalla, the Company’s then Chief Executive Officer, working through Mr. Benrubi’s assistant, as had been the historical practice. Due to independent travel schedules and meeting commitments of the two executives, a joint meeting was offered in July when both executives would be present and available at Wet Seal’s offices. At the time, it was indicated that Mr. Benrubi was available in the near future to speak with Clinton Group representatives. The Company received no response to the offered meeting dates.

On June 15, 2012, the Clinton Group sent its first letter to the Board, requesting a meeting with the Board to discuss the strategic direction for the Company and how to increase stockholder value.

On June 19, 2012, Ms. McGalla and Mr. Benrubi spoke to the Clinton Group by conference call. On that call, Ms. McGalla and Mr. Benrubi provided background information of the type that they generally provide to investors, and the Clinton Group representatives discussed the contents of their letter and requested a meeting with outside Wet Seal directors.

On June 22, 2012, a conference call took place between Hal Kahn, Non-Executive Chairman of the Board, Henry Winterstern, an independent director, and representatives of the Clinton Group, without management. During that conference call, the representatives of the Clinton Group largely focused on their belief that the Company had too large of a cash position and should repurchase shares. The Wet Seal independent directors invited the Clinton Group representatives to provide further analysis to support their suggestion.

On June 25, 2012, a representative of the Clinton Group sent Ms. McGalla an e-mail thanking her for arranging the June 22 call with Messrs. Kahn and Winterstern and requesting an additional call with Ms. McGalla, which was scheduled for June 28 to involve Ms. McGalla, Mr. Winterstern and representatives of the Clinton Group.

On June 28, 2012, the Clinton Group emailed an eight page Powerpoint presentation to Ms. McGalla summarizing the Clinton Group’s conclusions about the Company’s capital structure and recommending an above market repurchase of Common Stock which they described in the call later on the same day. While Ms. McGalla and Mr. Winterstern had questions and concerns on certain of the analysis underlying the Clinton Group Powerpoint presentation, they were limited in their ability to comment on it due to federal securities laws constraints on selective disclosure since results for the second quarter, the June 2012 sales results and related business trends were not yet public. As a result of the conference call, Ms. McGalla and Mr. Winterstern reported to the full Wet Seal board that the Clinton Group’s possible goal was for Wet Seal to commence a tender offer to repurchase $75 million to $100 million of shares for $4.00 per share or more. On June 28, 2012, the closing price of the Class A common stock was $3.04 per share. On July 2, 2012, during a regularly scheduled teleconference, the Board discussed the recent conversations with the Clinton Group. The Board determined that it was appropriate to update its capital planning review which had resulted in the Company completing a $53.7 million publicly-announced open market stock purchase program in 2011.

On July 5, 2012, the Company distributed its regular monthly press release announcing, among other things, sales results for the immediately preceding month of June 2012. That press release also included the following announcement:

“The Company also announced today that its Board of Directors is conducting a capital planning review that will include an analysis of the Company’s cash position. The Company regularly conducts such reviews. The Board intends to retain an investment banking firm to assist in its evaluation, as it has done at times in the past.

“The Company is announcing the current capital planning review due to multiple recent stockholder inquiries as to the Company’s capital plans. The Board’s capital planning process includes consideration of all factors relevant to the Company’s capital and cash requirements, including projected Company cash levels, Company operating performance, market trading prices and economic trends. There can be no assurance as to the determination to be made by the Board. The Company does not intend to comment further about its capital planning conclusions until the Board’s analysis is complete and it has made a determination, at which time the Company will make a public announcement.”

Shortly after this announcement, the Company engaged financial advisors to support its capital planning review.

During the month of July, weak sales results during the Spring and early Summer accelerated. In mid-July, the Board determined that in light of the impending third quarter back-to-school and fourth quarter holiday selling seasons, it needed to take two important actions – return the Company to its core “fast fashion” strategy and implement a leadership change by terminating the employment of Ms. McGalla, the Company’s Chief Executive Officer. The decision to terminate the employment of Ms. McGalla was announced by press release on July 23, 2012.

On July 23, 2012, the Clinton Group sent a letter to the Board to return capital to the Company’s stockholders and, for the first time, to sell the Company. The public letter, among other things, asserted that the Company could be sold for $5.00 to $8.00 per share.

On July 30, 2012, the Clinton Group sent a non-public letter to the Board recommending that the Company engage an investment banker to assist with a complete strategic review of the Company to consider all of the various options and opportunities. The letter stated that if the Company did not provide a satisfactory answer to the letter within 24 hours, the Clinton Group would solicit written consent from the stockholders of the Company to remove some or all of the members of the Board and to replace them with new individuals.

On July 30, 2012, the Board of the Company discussed this matter and determined that all of the substantive correspondence with the Clinton Group should be made public to provide transparency to the investing public regarding all of its communications with Wet Seal. Later that day, Wet Seal issued a press release that identified all substantive communications with the Clinton Group, and provided a link to a location on its investor relations website where all such communications could be accessed in full.

On August 22, 2012, the Clinton Group issued a press release announcing that it intended to solicit written consent from stockholders of the Company to remove four directors of the Board and to replace them with five new nominees to the Board and on August 30, 2012, filed its preliminary consent materials with the SEC.

On September 5, 2012, the Clinton Group sent a letter to the Company which, among other things, criticized board compensation and investor meetings conducted by certain directors and management.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent that you may have delivered in favor of the four proposals described in the Clinton Consent Solicitation and, by doing so, preserve your current Board, which will continue to act in your best interests.

What is a consent solicitation?

Under Delaware law and our certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by the Clinton Group is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by the Clinton Group and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the Delaware General Corporation Law, the Clinton Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On September     , 2012, the Clinton Group delivered to the Company a signed written consent. Consequently, the Clinton Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company no later than             , 2012.

What is the effect of delivering a consent revocation card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the Clinton Group. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Even if you have not submitted a white consent card, we urge you to submit a BLUE Consent Revocation Card, as it will help us keep track of the progress of the consent process.

If the Clinton Group’s proposals are approved, will it result in a “change of control?”

Yes. If the Clinton Consent Solicitation is successful, all of the current members of your Board, other than Kenneth M. Reiss, would be replaced with the Clinton Group Nominees. The Clinton Group Nominees would then control the Company.

Under the Company’s Amended and Restated Credit Agreement, dated as of February 3, 2011, among Bank of America, N.A., the Company and the other parties thereto (the “Credit Agreement”), a “Change of Control” of the Company would constitute an event of default under the Credit Agreement. “Change of Control” is defined to include a change in the composition of the Board during any twelve month period whereby the members of the Board at the beginning of such period cease to constitute a majority of the Board at the end of the period for any reason other than death or disability.

The Company’s restricted stock award agreements (the “Award Agreements”) issued under the Company’s 2005 Stock Incentive Plan may also be impacted to the extent such awards conform to the form of restricted stock award agreement filed with the SEC. The form of restricted stock award agreement provides for accelerated vesting in the event of a “Change of Control,” which includes a “transaction or event that the Committee in its sole discretion determines to be a Change of Control for purposes of this Agreement.” If the Compensation Committee of the Board determines that the change in the composition of the Board constitutes a “Change of Control” under the Award Agreements, then the underlying restricted stock awards would automatically vest in full.

Under the Company’s employment agreement with Kenneth D. Seipel, if there is a “change of control” as such term is defined in Mr. Seipel’s employment agreement with us, and Mr. Seipel’s employment with us is terminated by us without cause or by Mr. Seipel for good reason, Mr. Seipel will be entitled to receive certain payments and vesting of shares of restricted stock.

Who should I call if I have questions about the solicitation?

Please call MacKenzie Partners toll free at (800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, on September     , 2012, the Clinton Group delivered to the Company a signed written consent, which established a record date of             , 2012, for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Clinton Consent Proposal. As of August 31, 2012, there were 90,017,949 shares of Class A common stock issued and outstanding and no shares of Class B common stock issued and outstanding. Each share of the Common Stock outstanding as of the Record Date will be entitled to one vote per share.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with the Clinton Consent Proposals. Persons beneficially owning shares of the Common Stock (but not holders of record), such as persons whose ownership of the Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of record of the Company as of the close of business on the Record Date and the consent or revocation was otherwise valid.

Effectiveness of Consents

Under Delaware law and the Company’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law, the Clinton Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On September     , 2012, the Clinton Group delivered its written consent to the Company, therefore, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date must be delivered to the Company by             , 2012, in order for the Clinton Consent Proposals to become effective.

Because the Clinton Consent Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the BLUE Consent Revocation Card.

Effect of BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to the Clinton Group. Stockholders are urged, however, to return all consent revocations in the envelope provided or to MacKenzie Partners. The Company requests that if a revocation is instead delivered to the Clinton Group, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations and so that the inspector of elections can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of the Clinton Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your BLUE Consent Revocation Card to the Company or to the Clinton Group or by delivering to the Clinton Group a subsequently dated white consent card that the Clinton Group sent to you.

The Company has retained MacKenzie Partners to assist in communicating with stockholders in connection with the Clinton Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners will be pleased to assist you. Please call MacKenzie Partners toll free at (800) 322-2885.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the BLUE Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE CLINTON GROUP. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO THE CLINTON CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of the Clinton Group by promptly completing, signing, dating and returning the enclosed BLUE Consent Revocation Card in the envelope provided. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Clinton Consent Proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with the Clinton Consent Solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATION

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be

approximately $                , of which approximately $                 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained MacKenzie Partners as proxy solicitors, at an estimated fee of $                 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. MacKenzie Partners will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, MacKenzie Partners and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, each of our directors and certain executive officers of the Company may be deemed to be “participants” in this solicitation of consent revocations. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the Clinton Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF THE COMPANY

The following is information as of September 6, 2012, regarding each director of the Company:

Name	Principal Occupation	Age	Director Since
Jonathan Duskin	Chief Executive Officer of Macellum Capital Management LLC	44	2006
Sidney M. Horn	Partner at Stikeman Elliot LLP	62	2005
Harold D. Kahn	President of HDK Associates	66	2005
Kenneth M. Reiss	Retired Partner at Ernst & Young L.L.P.	69	2005
Henry D. Winterstern	Managing Director at Fortress Investment Group LLC	55	2004

Mr. Jonathan Duskin has been a director of our Company since March 6, 2006, and he serves as a member of our Audit and Compensation Committees. Since September 2008, Mr. Duskin has served as Chief Executive Officer of Macellum Capital Management LLC, a Delaware limited liability company which operates a New York-based pooled investment fund. From 2005 to April 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm. From 2002 to 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin previously served on the boards of directors of each of Whitehall Jewelers Inc., a former specialty retailer of jewelry, Plvtz, Inc., the holding company of Levitz Furniture Inc., and KB Toys, a former mall-based retail toy store chain. Our Board believes that Mr. Duskin’s extensive experience in the financial services industry, retail investment expertise and familiarity with our Company qualify him for his continued service on the Board.

Mr. Sidney M. Horn has been a director of our Company since January 27, 2005. Mr. Horn is the Chairman of our Nominating and Governance Committee and also serves as a member of our Audit and Compensation Committees. Mr. Horn has been a partner at the law firm of Stikeman Elliot LLP since May 2000. From 1984 to May 2000, Mr. Horn was a partner at the law firm of Phillips & Vineberg LLP. Mr. Horn currently serves on the boards of directors of Astral Media Inc., a Canadian specialty television and radio broadcaster and outdoor advertising company, Genworth MI Canada Inc., a Canadian residential mortgage insurance company, where he serves as Chairman of the Compensation Committee and as Lead Director, and Landauer Metropolitan Inc., a distributor of medical equipment. Since February 2010, Mr. Horn has also served as Corporate Secretary to Richmont Mines Inc., a Canadian gold mining company. Mr. Horn previously served on the boards of directors of each of Prime Restaurants, Inc., a restaurant franchisor, Le Chateau, Inc., a chain of specialty women’s and men’s apparel retail stores, and Algo Group, Inc., a diversified wholesaler of ladies’ apparel. Our Board believes that Mr. Horn’s experience as a director on several company boards, his extensive experience in a large variety of corporate and business transactions and his experience as legal and strategic advisor to several retail and wholesale apparel companies qualify him for his continued service on the Board.

Mr. Harold D. Kahn served as a director of our Company from January 27, 2005 to October 23, 2008, when he resigned as director and became Chief Executive Officer of Steve & Barry’s, a former retail clothing chain. After his relationship with Steve & Barry’s terminated, Mr. Kahn was re-appointed as a director of our Company on November 19, 2008. Mr. Kahn was appointed Chairman of our Board on December 13, 2009. Mr. Kahn also serves as a member of our Compensation Committee and our Nominating and Governance Committee. Since February 2004, Mr. Kahn has served as President of HDK Associates, a consulting company that advises financial and investment groups. From January 1994 to February 2004, Mr. Kahn served as Chairman and Chief Executive Officer of Macy’s East, a division of Macy’s. Mr. Kahn previously served on the boards of directors and Audit Committees of each of Ronco Corporation, a company that engages in the development, marketing and distribution of kitchen and other household products in the United States, and Steven Madden, Ltd., a designer and marketer of fashion footwear and accessories for women, men and children. Our Board believes Mr. Kahn’s multi-decade experience in the retail industry, including his role as president and chief executive officer of various divisions of a leading retailer and his leadership ability qualify him for his continued service on the Board.

Mr. Kenneth M. Reiss has been a director of our Company since January 27, 2005. Mr. Reiss is Chairman of our Audit Committee and also serves as a member of our Nominating and Governance Committee. Prior to his retirement in June 2003, Mr. Reiss was a partner at the accounting firm of Ernst & Young L.L.P., where he served as the lead auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Productions, Inc. Mr. Reiss serves on the Board of Directors of Harman International Industries, Inc., a manufacturer of audio and electronic products for automotive, consumer and professional use and serves as the Chairman of its Audit Committee and as a member of its Governance and Nominating Committee. Mr. Reiss also serves on the Board of Directors of The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer, and is a member of its Audit Committee. Additionally, Mr. Reiss previously served on the boards of directors of each of Eddie Bauer Holdings, Inc., a holding company that operates a specialty retailer of men’s and women’s apparel, and Guitar Center, Inc., a musical instrument retail chain. Our Board believes that Mr. Reiss’ extensive audit, accounting and financial experience and expertise and his knowledge and experience with retail and apparel companies qualify him for his continued service on the Board.

Mr. Henry D. Winterstern has been a director of our Company since August 18, 2004. Mr. Winterstern is the Chairman of our Compensation Committee and also serves as a member of our Audit Committee. Since April 2008, Mr. Winterstern has served as a Managing Director at Fortress Investment Group LLC, a leading, highly diversified global investment management firm, most recently serving as the Managing Director of the Hybrid Funds. From July 2005 to March 2007, Mr. Winterstern served as Co-Chairman of the Board of Directors and Chief Executive Officer of First Look Studios, Inc., an independent film studio specializing in home video releases of films and television series. Between 1999 and 2004, Mr. Winterstern served as Chief Executive Officer of CDP Capital Entertainment, an investment management and advisory services company for the entertainment industry. Between June 1998 and April 2002, Mr. Winterstern served on the Board of Directors of Algo Group, Inc., which operated in the fashion apparel industry in the United States and Canada and for which Mr. Winterstern also served as Vice Chairman from September 2000 to April 2002. He also served as director and as Vice Chairman for

Consoltex Inc., a Canadian manufacturer of technical textiles, from May 1996 to October 1999 and from May 1997 to October 1999, respectively. Our Board believes that Mr. Winterstern’s experience in the retail sector and his role as a strategic advisor for acquisitions and financings in several industries qualify him for his continued service on the Board.

Director Nominations

Our Nominating and Corporate Governance Committee is composed entirely of non-management directors, each of whom our Board has determined is “independent” in accordance with Nasdaq Global Market listing standards. Our Nominating and Corporate Governance Committee proposes to our Board and to stockholders a slate of director nominees in connection with the election of directors. It also advises our Board with respect to board procedures and committees, oversees the evaluation of our Board and develops, recommends and reviews our corporate governance guidelines.

In discharging its responsibilities to nominate candidates for election to our Board, our Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on our Board. However, our Nominating and Corporate Governance Committee’s criteria for selecting new directors includes possession of such knowledge, experience, skills, expertise and diversity in business, background and experience as may enhance our Board’s ability to manage and direct the affairs and business of our Company. Our Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of our Nominating and Corporate Governance Committee through current directors, professional search firms, stockholders or other persons. Candidates may be considered at any point during the year.

Our Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for membership on our Board. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates director candidates based on whether such candidate is recommended by the Nominating and Corporate Governance Committee or a stockholder. Any stockholder who desires to recommend a nominee for our Board must submit a letter addressed to our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, and which is clearly identified as a “Director Nominee Recommendation”. All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to our Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Company has adopted The Wet Seal, Inc. Code of Business Ethics and Conduct that is applicable to all directors, officers and employees. The purpose of our Code of Business Ethics and Conduct is to foster compliance with applicable laws affecting our Company and set a standard for our expectations for business conduct. We have also adopted a Code of Ethics Policy for our Chief Executive Officer and Chief Financial Officer to promote ethical conduct in the practice of financial management and corporate governance. In addition, we have also adopted Corporate Governance Guidelines that identify corporate governance policy standards for our directors, officers and committees of our Board. Our Code of Business Ethics and Conduct, our Code of Ethics Policy for our Chief Executive Officer and Chief Financial Officer and our Corporate Governance Guidelines are available on our website at www.wetsealinc.com.

Independence of the Board

All members of our Board have been determined to be “independent” directors in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Exchange Act. This determination by our Board is based upon an individual evaluation of each of our directors, his employment or board of directors’ affiliations, and a determination that the “independent” director has no business relationship with other members of the Board or our Company (other than his service on our Board) or any involvement with a company or firm with which we do business that is material. The independent directors meet regularly during every quarterly Board meeting in separate executive session without any member of Company management present. The Chairman of the Board, who is an independent director, presides over these meetings.

Before the Board made the independence determination described in the preceding paragraph, Mr. Reiss advised the Board that he holds a 2% equity interest in Macellum Capital Management, LLC and a small investment (valued at less than 2% of total funds invested) in the fund managed by Macellum Capital Management, LLC. In addition, Mr. Reiss informed the Board that he also has provided approximately two hours per week of advisory services to Macellum Capital Management, LLC. Mr. Duskin is the General Partner of Macellum Capital Management, LLC. The organizational documents of the Macellum Fund preclude the fund from taking any position in companies in which any of its advisors are members of the Board of Directors or serve as management. Our Board has considered this relationship in determining the independence of Mr. Duskin and Mr. Reiss and concluded that, due to such directors’ representations and the fact that the investment amount is not significant with respect to the investment fund or to the personal financial position of Mr. Reiss, such relationship does not affect the “independence” of any of such directors. In addition, it was determined that Mr. Reiss’ advisory responsibilities and related compensation do not affect the independence of Mr. Duskin or Mr. Reiss.

Board Leadership Structure; Risk Management

The Company currently does not have a Chief Executive Officer. We currently are conducting a search for a Chief Executive Officer. The Company’s current co-principal executive officers are Kenneth D. Seipel, President and Chief Operating Officer, and Steven H. Benrubi, Executive Vice President, Chief Financial Officer and Corporate Secretary. Messrs. Seipel and Benrubi are members of the Office of the Chairman with Mr. Kahn, Chairman of the Board. The roles of co-principal executive officers and Chairman of the Board are separate in recognition of the differences between the two roles. The co-principal executive officers are responsible for the day-to-day operations of the Company, while the Chairman of the Board provides guidance to the co-principal executive officers, sets the agenda for Board meetings and presides over meetings of the full Board. We believe this structure provides strong leadership for our Board, while also positioning our co-principal executive officers as leaders of our Company.

Our Company is exposed to a number of risks, including economic, regulatory and others risks, such as the impact of competition and general economic conditions. Management is responsible for the day-to-day management of risks our Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are reasonably adequate and functioning as designed.

The Board believes that establishing an appropriate “tone at the top” and that full and open communication between management and the Board are essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our co-principal executive officers and other senior officers to discuss strategy and the risks facing our Company. In addition, senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. Each quarter, the Board is provided an update by senior management on strategic matters involving our operations.

Board Role in Risk Oversight

While the Board is ultimately responsible for risk oversight at our Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in specific areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. Our Company’s Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors and corporate governance.

Communications with Directors

Our Company has adopted a formal process by which stockholders may communicate directly to directors. Under this process, any communication sent to a director or directors in care of our Corporate Secretary at our Company’s principal executive offices, located at 26972 Burbank, Foothill Ranch, California 92610, is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a stockholder, and all stockholder communications that are received by our Corporate Secretary to the attention of a director or directors are forwarded to the director or directors, with a copy to the Chairman of our Audit Committee.

Committees of Our Board

Our Board has established three committees consisting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its committees, which are posted on our Company’s website at www.wetsealinc.com. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Duskin	X	X	—
Sidney M. Horn	X	X	(Chairman)
Harold D. Kahn	—	—	—
Kenneth M. Reiss	(Chairman)	—	X
Henry D. Winterstern	X	(Chairman)	—

Our Board and its committees held the following number of meetings during the fiscal year ended January 28, 2012:

Group	Meetings
Board of Directors	12
Audit Committee	7
Compensation Committee	2
Nominating and Governance Committee	3

All of the directors attended 75% or more of the total number of meetings of our Board and of committee(s) of the Board on which they served that were held during the fiscal year ended January 28, 2012.

Although our Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, our Company informally requires that all of our incumbent directors and director nominees attend the annual meeting of stockholders unless a director gives prior notice to the Chairman of the Board of his or her inability to attend. All members of our Board then in office participated in the 2011 annual meeting of stockholders, and all members of our Board, except Jonathan Duskin, participated in the 2012 annual meeting of stockholders.

Audit Committee.

Our Audit Committee is composed entirely of non-management directors, each of whom our Board has determined is “independent” in accordance with Nasdaq Global Market listing standards and applicable rules and regulations promulgated under the Exchange Act. From March 22, 2006 through the date of this Consent Revocation Statement, the members of our Audit Committee have consisted of Messrs. Reiss, Duskin, Horn and Winterstern.

Our Audit Committee is responsible for reviewing and, as it shall deem appropriate, making recommendations to our Board with respect to, internal accounting and finance controls for our Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of our Company’s financial statements and press releases relating to our Company’s financial statements and results of operations. Our Audit Committee is also responsible for recommending to our Board independent registered public accountants to audit the annual financial statements of our Company, as well as for reviewing the scope of the audit as determined by the accountants.

Mr. Reiss, the Chairman of our Audit Committee, has 38 years of experience in auditing public companies during his tenure at Ernst & Young L.L.P. and has been determined by our Board to be an “audit committee financial expert” under the regulations of the SEC, and to be “financially sophisticated” under applicable Nasdaq Global Market listing standards by virtue of his experience described above.

Compensation Committee.

Each of the directors comprising our Compensation Committee is not a member of management and has been determined by our Board to be “independent” in accordance with Nasdaq Global Market listing standards. Our Compensation Committee reviews and proposes to the Board for approval the compensation of our Chief Executive Officer and the compensation of our other executive officers, administers our equity-based compensation plans and reviews the disclosures in the Compensation Discussion and Analysis and the annual Compensation Committee report for inclusion in our Company’s annual Proxy Statement.

Under The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Amended and Restated Plan”), our Compensation Committee approves the grant of Awards (as defined in the Amended and Restated Plan) including options, restricted stock, performance shares, restricted share units, share purchases, share awards or any other awards based on the value of our common shares to our directors, named executive officers and other Company personnel and consultants to our Company. In addition, our Compensation Committee recommends for approval by the Board bonus guidelines and equity-based awards to be granted to our named executive officers and directors as well as grants our Chief Executive Officer certain levels of authority to grant equity-based awards to other Company employees. Our Compensation Committee also reviews and recommends for approval by the Board contractual employment and compensation arrangements with our named executive officers and other members of senior management and oversees the administration of our employee benefits and benefit plans.

Nominating and Corporate Governance Committee.

Our Nominating and Governance Committee is composed entirely of non-management directors, each of whom our Board has determined is “independent” in accordance with Nasdaq Global Market listing standards. Our Nominating and Governance Committee proposes to our Board and to stockholders a slate of director nominees in connection with the election of directors. It also advises our Board with respect to board procedures and committees, oversees the evaluation of our Board and develops, recommends and reviews our corporate governance guidelines. The charter of our Nominating and Governance Committee is available on our Company’s website at www.wetsealinc.com.

In discharging its responsibilities to nominate candidates for election to our Board, our Nominating and Governance Committee has not specified any minimum qualifications for serving on our Board. However, our Nominating and Governance Committee’s criteria for selecting new directors includes possession of such knowledge, experience, skills, expertise and diversity in business, background and experience as may enhance our Board’s ability to manage and direct the affairs and business of our Company. Our Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current directors, professional search firms, stockholders or other persons. Candidates may be considered at any point during the year. For additional information on stockholder recommendations for nominees to our Board, please see the section above under the caption “Director Nominations.”

Executive Sessions; Meetings with Management

The non-management members of our Board, which include each current member of our Board, meet in executive session on a quarterly basis. From time to time, executives from our third party internal audit provider and our Internal Audit Manager, meet with our Audit Committee to review the internal audit function and compliance with the internal controls requirements under the Sarbanes-Oxley Act. Our Audit Committee also meets in executive session with the independent registered accountants regularly. All other committees are given the opportunity to meet without management as they deem necessary.

Senior members of our Company’s management are routinely invited to make presentations to our Board or committees to provide management insight into items being discussed by our Board. In addition, members of our Board have free access to all other members of management and employees of our Company.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee serves as the representative of our Board for general oversight of our Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws and regulations and standards of business conduct. Our Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.wetsealinc.com.

Management of our Company has the primary responsibility for preparing the financial statements of our Company, including our Company’s internal controls, as well as our Company’s financial reporting process. Deloitte & Touche LLP, an independent registered public accounting firm acting as our Company’s independent auditor, is responsible for performing an independent audit of our Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon and as to its assessment of the effectiveness of internal control over financial reporting.

In this context, our Audit Committee hereby reports as follows:

•

Our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2011 with our Company’s management and Deloitte & Touche LLP, an independent registered public accounting firm, acting as our Company’s independent auditor. Additionally, our Audit Committee has reviewed and discussed, with management and with Deloitte & Touche LLP, Deloitte & Touche LLP’s attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

•

Our Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the accounting principles as applied in The Wet Seal, Inc.’s financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

•

Our Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

•

Based on the review and discussion referred to in the three bullet points above, our Audit Committee recommended to our Board and our Board has approved that the audited financial statements of our Company for fiscal 2011 be included in the 2011 Annual Report, for filing with the SEC.

The Audit Committee For fiscal 2011: Kenneth M. Reiss (Chairman) Jonathan Duskin Sidney M. Horn Henry D. Winterstern

The foregoing Report of our Audit Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that our Company specifically incorporates the report by reference in any such document.

EXECUTIVE OFFICERS OF THE COMPANY

The following is a list, as of September 6, 2012, of the names, ages and certain biographical information for the executive officers of our Company:

Name	Position	Age
Kenneth D. Seipel	President and Chief Operating Officer	51
Steven H. Benrubi	Executive Vice President, Chief Financial Officer and Corporate Secretary	45
Harriet Bailiss-Sustarsic	Executive Vice President and Chief Merchandise Officer, Wet Seal Division	54
Sharon Hughes	President and Chief Merchandise Officer, Arden B Division	52
Barbara Cook	Senior Vice President of Stores and Operations	54

Mr. Kenneth D. Seipel was appointed our President and Chief Operating Officer in March 2011. Since 2009, prior to joining our Company, Mr. Seipel served as the President and Chief Merchandise/Marketing Officer of Pamida Discount Stores LLC, a regional discount chain of department stores with more than 175 locations in the United States. Previous to this, from 2003 through 2008, Mr. Seipel served as Executive Vice President of Stores, Operations and Store Design for the Old Navy division of Gap, Inc., an American clothing brand and chain of more than 1,000 stores in the United States and Canada. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, a public retailing company and the second largest discount retailer in the United States, Shopko Stores, Inc., a privately-held chain of retail stores, and J. C. Penney Company, Inc., a public corporation which operates a chain of mid-range department stores and catalog sales merchant offices throughout the United States.

Mr. Steven H. Benrubi was appointed our Executive Vice President, Chief Financial Officer and Corporate Secretary in September 2007. Since June 2005, Mr. Benrubi had previously served as our Vice President and Corporate Controller. Immediately prior to that, from August 2003, he served as Vice President and Corporate Controller of CKE Restaurants, Inc., a public corporation and the parent company of several fast food restaurant chains, including Carl’s Jr. and Hardee’s. Prior to his employment with CKE Restaurants, Inc., Mr. Benrubi served as treasurer of Champion Enterprises, Inc., a public corporation and manufacturer and retailer of manufactured homes.

Ms. Harriet Bailiss-Sustarsic was appointed Executive Vice President and Chief Merchandise Officer, Wet Seal Division, in November 2011. Prior to joining our Company, Ms. Sustarsic most recently served as the Senior Vice President and General Merchandise Manager for the North American Guess Retail Division (“Guess”), from 2006 to 2010. Ms. Sustarsic served as the Vice President and General Merchandise Manager for Guess from 2004 to 2006. Prior to joining Guess, Ms. Sustarsic held various management positions at Charlotte Russe Holdings, Inc. (“Charlotte Russe”), from 1996 to 2003. In 2001, Ms. Sustarsic was named President and Chief Merchandising Officer of Charlotte Russe. Ms. Sustarsic also held various merchandising and management positions in the specialty and department store retail sectors from 1980 to 1996.

Ms. Sharon Hughes was appointed our President and Chief Merchandise Officer, Arden B Division, in November 2009. Ms. Hughes had previously served as a consultant to the Arden B merchant team from February 2008 to November 2009. Prior to that, from 2002 to 2008, Ms. Hughes provided merchandising and operational consulting services to various companies. From 1990 to 2002, Ms. Hughes was an employee of our Company, during which time she was involved in the formation of the Arden B concept, eventually serving as our Senior Vice President of Merchandising for our Wet Seal Division. From 1984 to 1990, Ms. Hughes served as a general merchandise manager at Saturday’s World, a women’s specialty retailer based in Seattle, Washington. Prior to her employment with Saturday’s World, Ms. Hughes served as a buyer for our Wet Seal Division, beginning in 1979.

Ms. Barbara Cook was appointed Senior Vice President of Stores and Operations in November 2011. Prior to joining our Company, Ms. Cook served as the Senior Vice President of Gap Stores and Operations, North America, from 2007 to 2011. Ms. Cook also served as the Managing Director of Europe Gap, Outlet & Banana Republic for Gap Inc. (“Gap”), from 2005 to 2007. Prior to joining Gap, Ms. Cook served as the Managing Director of the Retail Division of T-Mobile, a mobile communications retailer and wireless carrier, from 2002 to 2005. Ms. Cook also served as the Regional General Manager of UK for Starbucks Coffee Company, an international coffee company and coffeehouse chain with over 17,000 stores worldwide. Ms. Cook held various management positions in the apparel and grocer retail sectors from 1976 to 1999.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock for (i) each person known to our Company to have beneficial ownership of more than 5% of our Common Stock and (ii) each of our Company’s directors and executive officers named in the “Summary Compensation Table” in this Consent Revocation Statement. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown below as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610.

As of August 31, 2012, there were 90,017,949 shares of Common Stock issued and outstanding. Except for information based upon Schedule 13F and Schedule 13D filings filed with the SEC, as indicated in the footnotes, beneficial ownership is stated as of September 5, 2012.

Name and Address of Stockholder	Beneficial Ownership of Shares of Common Stock	Percent of Beneficial Ownership of Shares of Common Stock
Paradigm Capital Management, Inc. (1)	7,919,894	8.80%
9 Elk Street Albany, New York 12207

Freshford Capital Management, LLC (2)	6,312,209	7.01%
800 Westchester Avenue, Suite N-617 Rye Brook, New York 10573

Wellington Management Company, LLP (3)	5,866,800	6.52%
280 Congress Street Boston, Massachusetts 02210

The Vanguard Group, Inc. (4)	4,803,643	5.34%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

BlackRock Inc. (5)	4,687,117	5.21%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

The Clinton Group (6)	6,002,800	6.67%
9 West 57th Street 26th Floor New York, New York 10019

Harriet Bailiss-Sustarsic (7)	10,000	*
Steven H. Benrubi (8)	205,992	*
Jonathan Duskin (9)	110,409	*
Sidney M. Horn (10)	217,073	*
Sharon Hughes (11)	81,607	*
Harold D. Kahn (12)	419,366	*
Jon C. Kubo	—	*
Susan P. McGalla (13)	1,668,399	1.85%
Kenneth M. Reiss (14)	314,622	*
Kenneth D. Seipel (15)	682,753	*
Henry D. Winterstern (16)	196,022	*
All Named Executive Officers and Directors as a group (11 individuals)	3,906,243	4.34%

*	Less than 1%

(1)	As reported in Schedule 13F dated June 30, 2012 that was filed on August 14, 2012.
(2)	As reported in Schedule 13F dated June 30, 2012 that was filed on August 14, 2012.
(3)	As reported in Schedule 13F dated June 30, 2012 that was filed on August 14, 2012.
(4)	As reported in Schedule 13F dated June 30, 2012 that was filed on August 13, 2012.
(5)	As reported in Schedule 13F dated June 30, 2012 that was filed on August 13, 2012.
(6)	As reported in Schedule 13D dated August 30, 2012 that was filed on August 30, 2012, as amended. According to Schedule 13D, as of the close of business on August 21, 2012, the Clinton Group beneficially owned an aggregate of 6,002,800 shares of Common Stock, constituting approximately 6.67% of the shares of Common Stock outstanding, as follows: (i) Spotlight Fund may be deemed the beneficial owner of 850 shares of Common Stock, or approximately 0.00% of the outstanding shares of Common Stock; (ii) SPOT may be deemed the beneficial owner of 2,500,734 shares of Common Stock, or approximately 2.78% of the outstanding shares of Common Stock; (iii) Magnolia may be deemed the beneficial owner of 912,464 shares of Common Stock, or approximately 1.01% of the outstanding shares of Common Stock; (iv) CROP may be deemed the beneficial owner of 1,720,752 shares of Common Stock, or approximately 1.91% of the outstanding shares of Common Stock; (v) CSO may be deemed the beneficial owner of 750,000 shares of Common Stock, or approximately 0.83% of the outstanding shares of Common Stock (vi) CGI may be deemed the beneficial owner of the 5,884,800 shares of Common Stock owned by SPOT, Magnolia and CROP, or approximately 6.54% of the outstanding shares of Common Stock; and (v) Mr. Hall may be deemed the beneficial owner of the 5,884,800 shares of Common Stock owned by SPOT, Magnolia and CROP, or approximately 6.54% of the outstanding shares of Common Stock. In addition, according to the Schedule 13D, Raphael Benaroya beneficially owns 100,000 shares of Common Stock, or approximately 0.11% of the outstanding shares of Common Stock, and Dorrit M. Bern beneficially owns 18,000 shares of Common Stock, or approximately 0.02% of the outstanding shares of Common Stock.
(7)	Comprised of 10,000 restricted shares of our Company’s Common Stock which are subject to vesting.
(8)	Includes (i) 30,000 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights, and (ii) 90,000 shares of our Company’s Common Stock issuable upon the exercise of options that have vested or will vest within 60 days of April 2, 2012.
(9)	Includes 34,916 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights.
(10)	Includes 64,136 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights. Excludes 25,000 shares purchased on the open market on September 5, 2012.
(11)	Includes (i) 2,400 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights, and (ii) 62,667 shares of our Company’s Common Stock issuable upon the exercise of options that have vested or will vest within 60 days of April 2, 2012.
(12)	Includes 197,253 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights.
(13)	Includes (i) 666,667 performance shares that vest upon achievement of certain 30-day Average Trading Price thresholds for our Company’s Class A common stock and have voting rights, (ii) 433,334 restricted shares of our Company’s Class A common stock which are subject to vesting restrictions and have voting rights and (iii) 360,000 shares of our Company’s Class A common stock issuable upon the exercise of options that have vested or will vest within 60 days of April 2, 2012. This information is based on the Company’s records prior to Ms. McGalla’s termination.
(14)	Includes 64,136 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights.
(15)	Includes (i) 266,667 performance shares that vest upon achievement of certain 30-day Average Trading Price thresholds for our Company’s Common Stock and have voting rights, (ii) 200,000 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights and (iii) 100,000 shares of our Company’s Common Stock issuable upon the exercise of options that have vested or will vest within 60 days of April 2, 2012.
(16)	Includes (i) 64,136 restricted shares of our Company’s Common Stock which are subject to vesting restrictions and have voting rights and (ii) 15,000 shares of our Company’s Common Stock issuable upon the exercise of options that have vested or will vest within 60 days of April 2, 2012. Excludes 25,000 shares purchased on the open market on September 6, 2012.

DIRECTOR COMPENSATION

The directors do not receive any additional compensation in connection with their attendance at Board and committee meetings other than the cash and equity compensation described below in “Director Compensation Table.” All directors are reimbursed for expenses incurred in connection with attendance at the meetings of our Board and committees.

Fiscal 2011 Compensation Analysis

During fiscal 2011, all non-employee directors were entitled to receive the annual cash retainers set forth below and approved by the Board.

Position	Annual Cash Retainer		Payment
Director		$65,000	Quarterly
Audit Committee Chairman	An additional $	20,000	Quarterly
Other Committee Chairman	An additional $	10,000	Quarterly
Chairman of our Board	An additional $	75,000	Quarterly

In addition to the foregoing cash compensation program, each non-employee director received a restricted stock grant having a cash value of $125,000 on February 1, 2011, the date of issuance. Based upon the closing stock price of our Common Stock on that date, each non-employee director received 36,127 shares of our restricted stock. These shares vested on the one-year anniversary of the date of grant, February 1, 2012. The awarding of stock options, restricted stock and/or performance shares by our Company to directors, in their capacity as such, is at the discretion of the Compensation Committee.

Director Compensation Table

The following Director Compensation Table summarizes the compensation paid to our directors in fiscal 2011.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Share Awards ($) (3)	Total ($)
Jonathan Duskin	$65,000	$125,000	$190,000
Sidney M. Horn	$75,000	$125,000	$200,000
Harold D. Kahn	$140,000	$125,000	$265,000
Kenneth M. Reiss	$85,000	$125,000	$210,000
Henry D. Winterstern	$75,000	$125,000	$200,000

(1)	Susan P. McGalla, our former Chief Executive Officer, is not included in this table since she received no compensation for her services as a director. The compensation received by Ms. McGalla as a former employee of our Company is shown in the “Summary Compensation Table.”
(2)	Members of our Board, other than Ms. McGalla (who was a director during her tenure as our Chief Executive Officer), received director’s fees at the rate of $65,000 per year, payable in quarterly installments. The Audit Committee Chairman received an additional retainer of $20,000 per year and other committee Chairmen received an additional retainer of $10,000 per year, all payable in quarterly installments. The Chairman of our Board received an additional retainer of $75,000 per year, payable in quarterly installments. All members of our Board are reimbursed for actual expenses incurred in connection with attendance at meetings of our Board and of committees of our Board.
(3)	The amounts in this column reflect the grant date fair value of the restricted stock awards determined in accordance with applicable accounting standards using the closing trading price of a share of our Common Stock of $3.46 as of February 1, 2011. As of January 28, 2012, each director had 36,127 unvested shares of restricted stock. These shares vested on February 1, 2012.

Indemnification Agreements with our Directors

We have entered into indemnification agreements with each of our non-employee directors. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our Company, and to advance expenses incurred as a result of any proceeding against them as to which they can be indemnified. We also expect to enter into indemnification agreements with our future non-management directors.

Supplemental Director Compensation

In recognition of the significant additional duties being assumed by Hal Kahn, Chairman of the Board, and the three directors assigned to the Strategic Oversight Committee established by the Board, the compensation of these directors has been increased for a six month period. The compensation was solely in shares of restricted stock and was determined in consultation with an independent compensation consultant.

Under this program, Mr. Kahn has received a grant of restricted stock with a value of $500,000 to vest 70% on the three month anniversary of grant and 30% on the six month anniversary of grant. For this six month period, this stock grant to Mr. Kahn is in lieu of the cash stipend historically paid to him for service as Chairman of the Board ($75,000 per year). The members of the Strategic Oversight Committee each received a grant of restricted stock having a value of $90,000 to vest 50% on the three month anniversary and 50% on the six month anniversary of the date of grant. The grants are also subject to acceleration substantially as provided in the Company’s standard director stock award agreements, including upon a change in control.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our Compensation Committee has developed a compensation policy for our named executive officers with the following guidelines:

•	Provide base salaries that are competitive in the retail apparel industry and that will attract and retain our named executive officers;

•

Provide annual cash bonuses that are tied to our consolidated financial performance or divisional financial performance, as the case may be, in order to align the interests of our named executive officers with those of our stockholders; and

•

Provide long-term incentive benefits that will reward our named executive officers’ long-term commitment and motivate the named executive officers to achieve our strategic objective of increased stockholder value.

We compensate our named executive officers pursuant to this compensation philosophy which is reflected in the terms of their respective employment agreements. Our Compensation Committee reviews all recommendations made with respect to discretionary compensation and approves all discretionary compensation decisions for our named executive officers (subject to ratification by the Board). Members of senior management (including certain of our named executive officers) provide information to our Compensation Committee with respect to individual and divisional performance to assist our Compensation Committee in its analysis and evaluation of our named executive officers and its recommendations to the Board. Our former Chief Executive Officer was involved in establishing performance goals and metrics, except for the President and Chief Operating Officer’s, the Executive Vice President and Chief Financial Officer’s and her own performance goals and metrics, through the review and approval of the annual operating plan and the individual management performance objectives from which the operating and performance targets for incentive compensation are derived.

Our named executive officers for fiscal 2011 consisted of the following individuals:

•	Susan P. McGalla, our former Chief Executive Officer;

•	Kenneth D. Seipel, our President and Chief Operating Officer;

•	Steven H. Benrubi, our Executive Vice President, Chief Financial Officer and Corporate Secretary;

•	Harriet Bailiss-Sustarsic, our Executive Vice President and Chief Merchandise Officer, Wet Seal Division;

•	Sharon Hughes, our President and Chief Merchandise Officer, Arden B Division; and

•	Jon C. Kubo, our former Senior Vice President of E-Commerce and Chief Information Officer.

In July 2011, Mr. Kubo, our former Senior Vice President of E-Commerce and Chief Information Officer, resigned from his position as a Company executive and entered into a Transition and Separation Agreement with our Company pursuant to which Mr. Kubo served in the non-executive position of Senior Vice President of Information Technology through September 30, 2011.

Ms. McGalla ceased to be an employee of the Company in July 2012.

Compensation Mix and Other Compensation

We allocate compensation between long-term and currently paid compensation to ensure adequate base compensation to attract and retain qualified personnel, while providing incentives designed to maximize long-term value for us and our stockholders. We provide cash compensation in the form of base salary to meet competitive salary requirements and reward performance on an annual basis in the form of bonus compensation based upon achieving or surpassing specific short-term financial goals to support a performance-based organizational culture aligned with achieving the Company’s objectives and strategic initiatives. We provide non-cash compensation in the form of equity grants to provide a long-term incentive opportunity for our named executive officers, reward superior performance against specific objectives and long-term strategic goals and align the long-term interests of our named executive officers with those of our stockholders.

Stockholder Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders voted, in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every year. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2011 proxy statement (representing 93% of the shares represented in person or by proxy at the meeting and entitled to vote), our Compensation Committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The compensation for each of the Company’s named executive officers for fiscal 2011 reflects the continued improvements in each individual’s performance and the changes regarding the Company’s financial and operating performance.

Determination of Base Salary and Future Salary Increases

When establishing the base salaries of our named executive officers, our Compensation Committee considers a number of factors, including:

•	individual responsibilities and performance expectations;

•	leadership abilities;

•	specialty retail and related trade salary rates provided by a compensation consultant and/or compensation surveys;

•	cost of living factors in the Southern California real estate market where our principal executive offices are located;

•	the named executive officer’s applicable experience; and

•	our financial position.

Base salaries of our named executive officers are reviewed annually by our Compensation Committee, which assesses individual performance, contribution to our Company and level of responsibility, and the Company’s financial position when determining whether the base salary adequately reflects the executive’s qualifications, experience, role and responsibilities in comparison to our market position.

In fiscal 2011, Ms. McGalla and Mr. Seipel did not receive increases in their base salaries as they had only recently been appointed to their positions in January 2011 and March 2011, respectively. Mr. Benrubi received a 4.5% merit increase to his base salary and Mr. Kubo received a 2% merit increase to his base salary in April 2011 in connection with merit increases granted to most corporate office employees. Ms. Sustarsic was hired late in fiscal 2011 and was not eligible for an increase in her base salary during fiscal 2011. Ms. Hughes did not receive an increase to her base salary in fiscal 2011.

Annual Cash Bonuses

We use annual cash bonuses to reward and incentivize the superior short-term performance of our named executive officers, resulting in a performance-based organizational culture. Annual cash bonuses are determined based upon achieving certain levels of our overall Company financial performance metrics, divisional financial performance metrics, or a combination of both, as well as achieving individual pre-determined performance/strategic objectives pertaining to completion of projects and/or goals specific to the functional area of the named executive officer. During the first quarter of each fiscal year, our Compensation Committee and our Chief Executive Officer establish financial performance goals and other metrics against which our named executive officers will be evaluated. Our former Chief Executive Officer did not participate in any formal discussion with the Compensation Committee regarding decisions on her own performance goals and other metrics. We do not evaluate any of the individual performance/strategic objectives using any specific formula, and we do not assign any particular weight to any particular element within the individual performance/strategic objective.

Ms. McGalla and Mr. Seipel were each eligible to receive a cash bonus based upon achieving certain levels of total Company EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges, comparable store sales increases, which represents the increase in sales from stores that were open all twelve months of the current and prior fiscal years or that passed the one-year anniversary of opening or re-opening during the fiscal year; and merchandise margins; as well as based upon development of a three-year strategic plan for the Company. However, a minimum total Company EBITDA target must be met before any annual cash bonuses described above can be attained. Ms. McGalla’s and Mr. Seipel’s performance goals were measured solely using corporate performance since our CEO and COO have overall responsibility for our company. For more detail on the performance goals, see the “Fiscal 2011 Bonus” table.

Mr. Benrubi was eligible to receive a cash bonus based upon achieving certain levels of total Company EBITDA, comparable store sales increases, merchandise margins and inventory shrink. However, a minimum total Company EBITDA target must be met before any annual cash bonuses described above can be attained. Mr. Benrubi’s performance goals are measured solely using corporate performance since our CFO has overall responsibility for our company. For more detail on the performance goals, see the “Fiscal 2011 Bonus” table.

Ms. Sustarsic was not eligible for the annual cash bonus in fiscal 2011 since she was not employed by our Company prior to the bonus eligible cutoff date of July 31, 2011, the first day of the fiscal 2011 third quarter. However, Ms. Sustarsic is eligible to receive a cash bonus in fiscal 2012 based upon achievement of a combination of overall Company financial performance and the Wet Seal divisional financial performance. Overall Company financial performance is based upon the achievement of certain levels of total Company EBITDA, while the Wet Seal divisional financial performance is based upon the achievement of certain levels of divisional gross margin dollars for comparable stores (represents gross margin dollars from stores that were open all twelve months of the fiscal year and from the internet business), divisional comparable store sales increase, and pre-determined individual performance objectives. A minimum qualifying divisional EBITDA must also be met before any divisional bonus payout may occur. For more detail on the performance goals, see the “Fiscal 2011 Bonus” table.

Ms. Hughes was eligible to receive a cash bonus based upon achieving a combination of overall Company financial performance and the Arden B divisional financial performance. Overall Company financial performance is based upon the achievement of certain levels of total Company EBITDA, while the Arden B divisional financial performance is based upon the achievement of certain levels of divisional gross margin dollars for comparable stores, divisional comparable store sales increase, and pre-determined individual performance objectives. For fiscal 2011, the individual performance objectives for Ms. Hughes were to achieve positive comparable store sales trends, provide significant contributions to the brand “DNA” project, and lead a cross functional team to develop merchandise strategy plans for the Arden B division. A minimum qualifying divisional EBITDA must also be met before any divisional bonus payout may occur. For more detail on the performance goals, see the “Fiscal 2011 Bonus” table.

Mr. Kubo was eligible to receive a cash bonus if certain targets of total Company EBITDA and comparable store sales increases are achieved. In addition, Mr. Kubo was eligible to receive additional bonus amounts if pre-determined individual performance objectives were achieved. However, a minimum total Company EBITDA target must be met before any annual cash bonuses described above can be attained. For fiscal 2011, Mr. Kubo’s individual performance objectives included growth of the E-Commerce business, supporting alignment of E-Commerce and store strategies, optimization of E-Commerce tools and applications recently implemented, successful implementation of various information systems, identification of continued cost savings for our Company, and maintaining strong information systems security compliance. For more detail on the performance goals, see the “Fiscal 2011 Bonus” table.

Our Compensation Committee believes that tying annual cash bonuses to both Company and divisional financial performance aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability throughout our Company. Our Compensation Committee also believes that tying a portion of annual cash bonuses to pre-determined individual performance/strategic objectives encourages executives to focus on the key operational goals of the functional areas they manage. Set forth in the following chart is a description of the cash bonus guidelines for each of our named executive officers.

Named Executive Officers	Fiscal 2011 Bonus Calculation	Target Percentage of Base Salary	Maximum Percentage of Base Salary
Susan P. McGalla	Based upon achieving certain total Company EBITDA, comparable store sales increase targets, merchandise margin targets, and preparation of a Company strategic plan (2)	100%	200%

Kenneth D. Seipel	Based upon achieving certain total Company EBITDA, comparable store sales increase targets, merchandise margin targets, and preparation of a Company strategic plan (2)	75%	150%

Steven H. Benrubi	Based upon achieving certain total Company EBITDA, comparable store sales increase targets, merchandise margin targets, and inventory shrink targets (2)	50%	100%

Harriet Bailiss-Sustarsic (1)	80% based upon achieving a minimum qualifying Wet Seal Division EBITDA as well as certain Wet Seal division merchandise margin dollars for comparable stores and comparable store sales increase, and individual pre-determined performance objectives; 20% based upon achieving certain total Company EBITDA targets (2)	50%	100%

Sharon Hughes	80% based upon achieving a minimum qualifying Arden B Division EBITDA as well as certain Arden B division merchandise margin dollars for comparable stores and comparable store sales increase, and individual pre-determined performance objectives; 20% based upon achieving certain total Company EBITDA targets (2)	50%	100%

Jon C. Kubo	Based upon achieving certain total Company EBITDA and comparable store sales increase targets, and individual pre-determined performance objectives (2)	40%	80%

(1)	Ms. Sustarsic was not eligible for the annual cash bonus since she was not employed by our Company as of July 31, 2011, the first day of the fiscal 2011 third quarter, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the bonus arrangement for Ms. Sustarsic.
(2)	A minimum total Company EBITDA target must be met before any annual cash bonus related to other targets or objectives can be attained.

Our Compensation Committee, with the assistance of management, reviews our Company’s consolidated and divisional financial performance and calculates bonuses based upon the attainment of performance objectives that are set during the first quarter of each fiscal year and that are approved by the Board. In fiscal 2011, there were no awarded annual bonuses to our named executive officers.

During fiscal 2011, Mr. Benrubi was paid $50,000 of the $75,000 retention bonus provided in fiscal 2010, per his employment agreement. Mr. Benrubi would be required to reimburse a pro-rata amount of his retention bonus if he would leave the Company prior the end of his three year employment term, per his employment agreement. During fiscal 2011, Mr. Kubo forfeited $25,000, which constitutes the unpaid portion of his $50,000 promotion bonus awarded in fiscal 2010, upon his termination of employment with the Company on July 18, 2011 and in accordance with his Transition and Separation Agreement. Upon Mr. Kubo’s termination, and in accordance with his Transition and Separation Agreement, reimbursement of a pro-rata portion of the $25,000 promotion bonus paid to him in fiscal 2010 was waived.

Fiscal 2011 Bonus

Name	Consolidated Target EBITDA (1)	Consolidated Achieved EBITDA (1)	Consolidated Target Comparable Store Sales Percentage	Consolidated Achieved Comparable Store Sales Percentage	Consolidated Target Shrink %	Consolidated Achieved Shrink %	Personal Performance Objectives	Bonus Payment Target	Bonus Payment	% of Target Payment Bonus
	(thousands)	(thousands)						(thousands)	(thousands)
Susan P. McGalla (2)	$54,242	$49,186	5.0%	1.2%	—	—	—	$800	—	—
Kenneth D. Seipel (2)	$54,242	$49,186	5.0%	1.2%	—	—	—	$431	—	—
Steven H. Benrubi (2)	$54,242	$49,186	5.0%	1.2%	3.0%	3.2%	—	$196	—	—
Harriet Bailiss-Sustarsic (3)	—	—	—	—	—	—	—	—	—	—
Sharon Hughes	$54,242	$49,186	5.0%	1.2%	—	—	25%	$48	—	—
Jon C. Kubo	$54,242	$49,186	5.0%	1.2%	—	—	—	$139	—	—

Name	Wet Seal Division Minimum Qualifying EBITDA (1)	Wet Seal Division Achieved EBITDA (1)	Wet Seal Division Target Comparable Store Sales Percentage	Wet Seal Division Achieved Comparable Store Sales Percentage	Wet Seal Division Target Merchandise Margin Dollars for Comparable Stores	Wet Seal Division Achieved Merchandise Margin Dollars for Comparable Stores	Bonus Payment Target	Bonus Payment	% of Target Payment Bonus
	(thousands)	(thousands)			(thousands)	(thousands)	(thousands)	(thousands)
Harriet Bailiss-Sustarsic (3)	—	—	—	—	—	—	—	—	—

Name	Arden B Division Minimum Qualifying EBITDA (1)	Arden B Division Achieved EBITDA (1)	Arden B Division Target Comparable Store Sales Percentage	Arden B Division Achieved Comparable Store Sales Percentage	Arden B Division Target Merchandise Margin Dollars for Comparable Stores	Arden B Division Achieved Merchandise Margin Dollars for Comparable Stores	Bonus Payment Target	Bonus Payment	% of Target Payment Bonus
	(thousands)	(thousands)			(thousands)	(thousands)	(thousands)	(thousands)
Sharon Hughes	$7,163	$761	4.3%	-3.4%	$61,355	$53,757	$194	—	—

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization and asset impairment charges.
(2)	During fiscal 2011, Ms. McGalla, Mr. Seipel, and Mr. Benrubi achieved their merchandise margin targets. However, as the minimum total Company EBITDA target must be achieved before any annual cash bonus related to other targets or objectives can be attained, Ms. McGalla, Mr. Seipel, and Mr. Benrubi did not achieve a cash bonus in fiscal 2011.
(3)	Ms. Sustarsic was not eligible for the annual cash bonus since she was not employed by our Company as of July 31, 2011, the first day of the fiscal 2011 third quarter, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the bonus arrangement for Ms. Sustarsic.

Incentive Plan Awards

Typically, upon commencement of our named executive officers’ employment, we have granted these individuals equity awards under our 2005 Stock Incentive Plan (the “Plan”), 2000 Stock Incentive Plan, or 1996 Long-Term Incentive Plan, (collectively, the “Incentive Plans”) in the form of stock options, restricted stock and/or performance shares. We previously granted awards under our 1996 Long-Term Incentive Plan and 2000 Stock Incentive Plan that remain unvested and/or unexercised as of January 28, 2012; however, the 1996 Plan expired during fiscal 2006 and the 2000 plan expired during 2009, and no further share awards may be granted under the 1996 or 2000 Plans. These equity awards vest ratably over specified periods and/or vest upon the attainment of certain market conditions, as the case may be. Our Compensation Committee believes that restricted stock and performance shares provide a motivating form of incentive compensation while serving to align the interest of our stockholders and management.

In granting restricted stock, performance shares and stock options, our Compensation Committee takes into consideration the anticipated long-term contributions of an individual to our potential growth and success, as well as the number of options, restricted stock and/or performance shares granted to similarly situated executives at similar companies.

Compensation Packages For Our Named Executive Officers

CEO Compensation

Prior to Ms. McGalla’s appointment as Chief Executive Officer on January 18, 2011 (the “McGalla Appointment Date”) our Compensation Committee sought advice and a survey of equity compensation arrangements from compensation consultants at Mercer LLP (“Mercer”) when evaluating the compensation package to provide Ms. McGalla. Our Compensation Committee desired to have a compensation arrangement that offered significant equity incentives for improving our financial performance and increasing our stock price. Based upon such and the advice and survey provided by Mercer, Ms. McGalla received a grant of 1,000,000 performance shares, subject to performance and time-based vesting terms, on the McGalla Appointment Date. In addition, on the McGalla Appointment Date, Ms. McGalla was granted 500,000 restricted shares and an option to acquire up to 1,200,000 shares of our Common Stock, both subject to time-based vesting terms. For a more detailed discussion of the terms of her equity awards, see “Summary of Employment Agreements and Potential Payments Upon Termination or a Change of Control.” In addition to Ms. McGalla’s equity incentive arrangement, our Compensation Committee reviewed the survey provided by Mercer, with consideration of Ms. McGalla’s previous experience and compensation, to evaluate the level of cash compensation to be provided to Ms. McGalla in relation to the chief executive officers of Aeropostale, Inc., bebe Stores, Inc., The Buckle, Inc., Cache, Inc., Guess, Inc., Hot Topic, Inc., New York & Company, Inc., Pacific Sunwear of California, Inc., rue 21, Inc. and Zumiez, Inc. Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the growth conditions presented to Ms. McGalla.

President and COO Compensation

Upon Mr. Seipel’s appointment as President and Chief Operating Officer on March 28, 2011( the “Seipel Appointment Date”) our Compensation Committee utilized the compensation package provided to Ms. McGalla, as well as compensation packages for chief operating officers in similar companies, as a basis for determining the equity compensation arrangement for Mr. Seipel. Our Compensation Committee desired to have a compensation arrangement that offered significant equity incentives for improving our financial performance and increasing our stock price. Accordingly, Mr. Seipel received a grant of 400,000 performance shares, subject to performance and time-based vesting terms on April 4, 2011. Also on April 4, 2011, Mr. Seipel was granted 250,000 restricted shares. In addition, on the Seipel Appointment Date, Mr. Seipel was granted an option to acquire up to 400,000 shares of our Common Stock, both subject to time-based vesting terms. For a more detailed discussion of the terms of his equity awards, see “Summary of Employment Agreements and Potential Payments Upon Termination or a Change of Control.” Our Compensation Committee considered Mr. Seipel’s previous experience and compensation to evaluate the level of cash compensation to be provided to Mr. Seipel. Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the growth conditions presented to Mr. Seipel.

CFO Compensation

Mr. Benrubi’s employment contract was renewed in August 2010. Prior to such renewal, the Compensation Committee sought advice from Mercer as to CFO compensation packages for comparable companies and considered Mr. Benrubi’s performance over his initial contract term. Based on this, the Compensation Committee entered into a new employment agreement with Mr. Benrubi pursuant to which Mr. Benrubi’s annual cash compensation was increased to $375,000, effective August 3, 2010, the effective date of his new employment agreement (the “Benrubi Effective Date”). Also per his new employment agreement, on August 3, 2010, Mr. Benrubi was granted 90,000 restricted shares and an option to acquire up to 90,000 shares of our Common Stock, both subject to time-based vesting terms. For a more detailed discussion of the terms of his equity awards, see “Summary of Employment Agreements and Potential Payments Upon Termination or a Change of Control.” In light of the announcement of Mr. Edmond Thomas’ departure as President and Chief Executive Officer in late 2010, and the important role Mr. Benrubi was to have during the Company’s leadership transition period, the Compensation Committee also believed it was necessary to provide a $75,000 retention bonus to Mr. Benrubi payable as follows: $25,000 on the Benrubi Effective Date and $50,000 twelve months from the Benrubi Effective Date provided Mr. Benrubi was still employed with the Company on such date. Mr. Benrubi would be required to reimburse a pro-rata amount of his retention bonus if he would leave the Company prior the end of his three year employment term, per his employment agreement. Mr. Benrubi received a merit increase to his base salary to $391,875 in April 2011 in connection with merit increases granted to most corporate office employees. Our Compensation Committee determined that his overall compensation package, including the fiscal 2011 base salary increase, was fair in light of our Company’s market position and Mr. Benrubi’s responsibility for the Company and years of service.

Wet Seal CMO Compensation

In evaluating the compensation package to be offered to Ms. Sustarsic, our Compensation Committee considered Ms. Sustarsic’s vast amount of specialty retail experience, leadership roles held throughout her career, and compensation packages for divisional chief merchandise officers in similar companies. Our Compensation Committee also considered the compensation packages granted to previous divisional chief merchants within our Company. Our Compensation Committee also desired to provide Ms. Sustarsic a compensation arrangement that offered significant equity incentives for improving the financial performance of our Company and an improved performance of our Company’s stock price. Accordingly, upon Ms. Sustarsic’s appointment as the Chief Merchandise Officer of our Wet Seal Division in November 2011, she received a grant of an option to acquire up to 125,000 shares of our Common Stock, which is subject to time-based vesting terms. For a more detailed discussion of the terms of her equity awards, see “Summary of Employment Agreements and Potential Payments Upon Termination or a Change of Control.” Ms. Sustarsic was also provided a base salary of $400,000. Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the scope of responsibilities of Ms. Sustarsic’s role.

Arden B President and CMO Compensation

In evaluating the compensation package to be offered to Ms. Hughes, our Compensation Committee considered Ms. Hughes’ extensive apparel industry experience, her performance in 2008 and 2009 as a consultant serving the Arden B division, her past leadership roles with our Company as well as compensation packages for divisional presidents and chief merchandise officers in similar companies. Our Compensation Committee also considered the compensation packages granted to previous divisional chief merchants within our Company and the scope of responsibilities of Ms. Hughes’ role as President, in addition to Chief Merchandise Officer, of our Arden B Division. Our Compensation Committee also desired to provide Ms. Hughes a compensation arrangement that offered significant equity incentives for improving the financial performance of our Company and an improved performance of our Company’s stock price. Accordingly, upon Ms. Hughes’ appointment as the President and Chief Merchandise Officer of our Arden B Division in November 2009, she received a grant of 54,000 performance shares, which are subject to performance and time-based vesting terms. In addition, on the date of her appointment, Ms. Hughes was granted an option to acquire up to 85,000 shares of our Common Stock, which is subject to time-based vesting terms. For a more detailed discussion of the terms of her equity awards, see “Summary of Employment Agreements and Potential Payments Upon Termination or a Change of Control.” On November 19, 2010, Ms. Hughes’ base salary increased to $485,000, in accordance with the terms of her employment agreement. Ms. Hughes’ was not provided any salary increases during fiscal 2011. Our Compensation Committee determined that the cash and equity compensation program was fair in light of our Company’s market position and the scope of responsibilities of Ms. Hughes’ role.

CIO Compensation

At the time of the appointment of Mr. Kubo as our Vice President and Chief Information Officer in March 2005, our Company was actively engaged in a turnaround strategy to improve our financial performance and results of operations. A fundamental component of our operational and financial strategies focused upon identifying and retaining talented senior management personnel. Compensation granted to Mr. Kubo reflected how difficult it was to attract and retain talent during such a challenging period for our Company.

In evaluating modifications to the compensation package for Mr. Kubo, based on consultation with our former Chief Executive Officer, our Compensation Committee considered the efficiency and effectiveness with which Mr. Kubo lead our information technology organization, as well as Mr. Kubo’s degree of success in accomplishing the personal performance objectives established for him on an annual basis, which included execution of information systems development plans on time and within budget in support of the technology elements of various operations initiatives throughout the year, and growing our E-Commerce business. As a result of the increased focus on the Company’s E-Commerce growth strategy and Mr. Kubo’s role in achieving such strategy, the Compensation Committee determined it was appropriate to enter into an employment agreement with Mr. Kubo on August 26, 2010 (the “Kubo Effective Date”), and promote him to Senior Vice President of E-Commerce and CIO. Under Mr. Kubo’s employment agreement, he was provided an increase in his annual cash compensation to $340,000 and a promotion bonus of $50,000 payable as follows: $25,000 on the Kubo Effective Date, and $25,000 twelve months from the Kubo Effective Date, provided that Mr. Kubo was still employed by the Company on such date. Mr. Kubo would be required to reimburse a pro-rata amount of his promotion bonus if he would leave the Company prior to the end of this three year employment term, per his employment agreement. During fiscal 2011, Mr. Kubo’s employment was terminated. In accordance with his Transition and Separation Agreement, Mr. Kubo was not provided the remaining $25,000 of his promotion bonus and was not required to reimburse a pro-rata amount of the $25,000 related to his promotion bonus paid in fiscal 2010.

In addition, Mr. Kubo was granted an option to acquire up to 75,000 shares of our Common Stock, on the Kubo Effective Date, which was subject to time-based vesting terms. For a more detailed discussion of the terms of his equity awards, see “Summary of Employment Agreements and Potential Payments Upon a Termination or Change of Control.” Also, in April 2011, Mr. Kubo received a 2% merit increase in his annual base salary related to his performance over the previous year.

Perquisites and Personal Benefits

Our named executive officers also participate in life insurance, health, disability and major medical insurance plans, and such other employee benefit plans and programs and perquisites as we may from time to time maintain for the benefit of our employees. Under the 401(k) Plan, we provide matching contributions to employees based on such employee’s annual eligible compensation.

We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the executive officer. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. In fiscal 2011, Ms. McGalla was provided with Company paid car allowance and relocation allowance in connection with her commencement of employment with the Company. Mr. Seipel was provided with a Company paid car allowance (pro-rated for the number of months employed in fiscal 2011) and temporary housing and relocation allowance in connection with his commencement of employment with the Company. Ms. Sustarsic was provided with a Company paid car allowance (pro-rated for the months employed in fiscal 2011), relocation allowance (a portion of which is subject to pro-rata reimbursement by Ms. Sustarsic if she would leave the Company within the first year of her employment) in connection with her commencement of employment with the Company. Ms. Hughes was provided with a Company paid car lease and car allowances. For a more detailed discussion of the perquisites and personal benefits provided to our named executive officers, see the “Summary Compensation Table and Summary of Employment Agreements.” While we currently intend to maintain our current benefits and perquisites for our named executive officers, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Limitations on Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, our Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, our Compensation Committee also believes there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Employment Agreements; Severance and Change of Control

We have entered into written employment agreements with Mr. Seipel, Mr. Benrubi, Ms. Hughes and Ms. Sustarsic. The employment agreements provide for the payment of additional and future compensation to such executive officers in the event of certain types of terminations and, in the case of Mr. Seipel’s employment agreements, in the event of a change of control of our Company. In addition, all these individuals are parties to incentive compensation award agreements that also provide, in some cases, for acceleration of equity in connection with termination events and/or a change of control of our Company. We believe that severance protections play a valuable role in attracting and retaining key talent. Accordingly, we provide such protections for our named executive officers. We also believe that the occurrence, or potential occurrence, of a change of control transaction can create uncertainty and distraction for our named executive officers, and in particular our Chief Operating Officer. To encourage Mr. Seipel to remain employed with us during such an important time, his employment agreement provides for enhanced severance in the event of certain terminations following a change of control. In addition, certain of our named executive officers would be entitled to accelerated vesting of their outstanding equity awards upon a change of control. For a detailed description of these agreements and the potential amounts that we may be obligated to pay and/or the terms upon which unvested incentive equity is accelerated, see “Summary of Employment Agreements.”

We previously entered into an employment agreement with Ms. McGalla. Ms. McGalla’s employment as our Chief Executive Officer terminated in July 2012.

We previously entered into an employment agreement with Mr. Kubo. Upon Mr. Kubo’s resignation on July 18, 2011, we entered into a Transition and Separation Agreement whereby Mr. Kubo’s employment was to continue with the Company until September 30, 2011 (“Termination Date”), or as earlier terminated by the Company, in the capacity of a non-executive Senior Vice President of Information Technology. Mr. Kubo served in this role until his Termination Date.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our Compensation Committee and Board the Company’s compensation policies and practices for our employees as they relate to our risk management. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk. Also, our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our common stock

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Consent Revocation Statement.

The Compensation Committee For fiscal 2011: Henry D. Winterstern (Chairman) Jonathan Duskin Sidney M. Horn Harold D. Kahn

*The foregoing Report of our Compensation Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by our Company with the SEC, except to the extent specifically incorporated by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended January 28, 2012, no member of our Compensation Committee (i) was an officer or employee of the Company or any of our subsidiaries; (ii) was formerly an officer of the Company or any of our subsidiaries, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). Additionally, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as members of our Board or Compensation Committee during the fiscal year ended January 28, 2012.

EXECUTIVE COMPENSATION TABLES

The information contained in the following tables describes compensation provided to our named executive officers for fiscal years 2011, 2010 and 2009.

Summary Compensation Table—Fiscal 2009-2011

Name and Principal Position	Year	Salary ($)		Bonus ($)		Share Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Susan P. McGalla,	2011	$796,923		—		—	—	—	$144,395	$941,318
Former Chief Executive Officer(5)	2010	$27,692	(6)	—		$4,420,000	$1,864,849	—	$723	$6,313,264

Kenneth D. Seipel,	2011	$464,423		—		$2,270,666	$624,500	—	$100,092	$3,459,681
Chief Operating Officer

Steven H. Benrubi,	2011	$388,630		$50,000	(7)	—	—	—	$17,428	$456,058
Executive Vice President	2010	$347,540		$25,000	(7)	$299,700	$121,664	—	$17,989	$811,893
and Chief Financial Officer	2009	$319,385		—		—	—	—	$24,426	$343,811

Harriet Bailiss-Sustarsic, Executive Vice President and Chief Merchandise Officer, Wet Seal Division	2011	$53,846	(8)	—		—	$153,923	—	$58,107	$265,876

Sharon Hughes,	2011	$485,000		—		—	—	—	$24,813	$509,813
President and Chief	2010	$455,250		—		$21,528	$11,163	—	$20,129	$508,070
Merchandise Officer, Arden B Division	2009	$506,538		$100,000		$96,390	$116,994	—	$234	$820,156

Jon C. Kubo, Former Senior Vice President and Chief Information Officer	2011	$265,800		—		—	—	—	$204,397	$470,197
	2010	$300,601		$25,000	(6)	—	$87,994	—	$11,501	$425,096
	2009	$270,400		—		—	$13,200	—	$11,261	$294,861

(1)	Amounts reflect the grant date fair value of the awards granted in fiscal 2011, 2010, and 2009 determined in accordance with applicable accounting standards for restricted stock and performance share awards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Reports on Form 10-K filed with the SEC on March 26, 2012, March 30, 2011, and March 31, 2010.
(2)	Amounts reflect the grant date fair value of the awards granted in fiscal 2011, 2010, and 2009 determined in accordance with applicable accounting standards for stock option awards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Reports on Form 10-K filed with the SEC on March 26, 2012, March 30, 2011, and March 31, 2010.
(3)	Represents bonus amounts earned through achievement of pre-determined financial performance and individual performance objectives under our Company’s fiscal 2011, 2010 and 2009 annual incentive plans approved by our Compensation Committee. No such amounts were earned by the named executive officers during fiscal 2011.
(4)	For fiscal 2011, this column includes the following for each of the named executive officers: for Ms. McGalla, this column includes Company paid car allowances of $19,200, relocation allowances of $112,599, our Company’s matching contribution to her 401(k) Retirement Plan of $11,846, and the value of supplemental health care benefits provided by our Company of $750; for Mr. Seipel, this column includes a Company paid car allowance of $11,700 (pro-rated for the number of months employed in fiscal 2011), temporary housing and relocation allowances of $78,036, our Company’s matching contribution to his 401(k) Retirement Plan of $9,731, and the value of supplemental health care benefits provided by our Company of $625; for Mr. Benrubi, this column includes our Company’s matching contribution to his 401(k) Retirement Plan of $13,736 and the value of supplemental health care benefits provided by our Company of $3,692; for Ms. Sustarsic, this column includes Company paid car allowances of $1,246 (pro-rated for the months employed in fiscal 2011), relocation allowances of $56,736, of which $50,000 is subject to pro-rata reimbursement by Ms. Sustarsic if she would leave the Company within the first year of her employment, and the value of supplemental health care benefits provided by our Company of $125; for Ms. Hughes, this column includes a Company paid car lease and car allowances of $24,063 and the value of supplemental health care benefits provided by our Company of $750; for Mr. Kubo, this column includes our Company’s matching contribution to his 401(k) Retirement Plan of $10,632, severance of $173,400 pursuant to the terms of his Transition and Separation Agreement, to be paid over six monthly installments beginning in October 2011, and the value of supplemental health care benefits provided by our Company of $20,365.
(5)	Ms. McGalla is our former Chief Executive Officer. Her employment as our Chief Executive Officer ended in July 2012
(6)	Ms. McGalla was hired on January 18, 2011. This amount represents Ms. McGalla’s base salary for the portion of fiscal 2010 during which she was employed by us.
(7)	During fiscal 2010, Mr. Benrubi was provided a $75,000 retention bonus payable as follows: $25,000 in August 2010 and $50,000 in August 2011, per his employment agreement. Mr. Benrubi would be required to reimburse a pro-rata amount of his retention bonus if he would leave the Company prior the end of his three year employment term, per his employment agreement. During fiscal 2010, Mr. Kubo was provided a $50,000 promotion bonus payable as follows: $25,000 in August 2010 and $25,000 in August 2011, per his employment agreement. Mr. Kubo would be required to reimburse a pro-rata amount of his promotion bonus if he would leave the Company prior to the end of this three year employment term, per his employment agreement. However, under Mr. Kubo’s Transition and Separation Agreement, he was not paid the remaining $25,000 of his promotion bonus and reimbursement of a pro-rata amount of the $25,000 payment made in fiscal 2010 was waived.
(8)	Ms. Sustarsic was hired on November 28, 2011. This amount represents Ms. Sustarsic’s base salary for the portion of fiscal 2011 during which she was employed by us.

Grants of Plan-Based Awards for Fiscal 2011

The following table summarizes the grants made to each of our named executive officers during fiscal 2011 under our Incentive Plans, annual bonus plan or additional equity arrangements.

Name	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Units (#)(3)	All Other Option Awards: Number of Shares Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Share and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Susan P. McGalla	—	$400,000	$800,000	$1,600,000	—	—	—	—	—	—	—
Kenneth D. Seipel	—	$215,625	$431,250	$862,500	—	—	—	—	—	—	—
	3/28/11	—	—	—	—	—	—	—	400,000	$4.00	$624,500
	4/4/11	—	—	—	—	—	—	250,000	—	—	$1,040,000
	4/4/11	—	—	—	—	133,333	—	—	—	—	$495,999
	4/4/11	—	—	—	—	133,333	—	—	—	—	$407,999
	4/4/11	—	—	—	—	133,334	—	—	—	—	$326,668
Steven H. Benrubi	—	$97,969	$195,938	$391,875	—	—	—	—	—	—	—
Harriet Bailiss-Sustarsic(7)	—	—	—	—	—	—	—	—	—	—	—
	11/28/11	—	—	—	—	—	—	—	125,000	$3.23	$153,923
Sharon Hughes	—	$121,250	$242,500	$485,000	—	—	—	—	—	—	—
Jon C. Kubo	—	$69,360	$138,720	$277,440	—	—	—	—	—	—	—

(1)	Threshold represents a bonus payout achievement level of 50%, Target represents a bonus payout achievement level of 100%, and Maximum represents a bonus payout achievement level of 200% of estimated non-equity incentive plan compensation pursuant to the annual cash bonuses described above.

(2)	Reflects the number of performance shares granted in fiscal 2011 under the Plan. These performance shares vest on the relevant yearly anniversary of March 28, 2011 based upon achievement of share appreciation targets which will be deemed to have been met upon the attainment, at any time within the respective measurement periods, of a trailing 30-day volume weighted average share price at or above the respective share appreciation targets. See “Summary of Employment Agreement” for more detail.
(3)	Reflects the number of restricted stock awards granted in fiscal 2011 under the Plan. Mr. Seipel’s restricted shares vest as follows: 50,000 shares on each of the first two anniversaries of March 28, 2011 and 150,000 shares on the third anniversary of March 28, 2011.
(4)	Reflects the number of stock options granted in fiscal 2011. These options vest and become exercisable in three equal annual installments, commencing one year after the date of grant, aside for Mr. Seipel’s stock options, which become exercisable as follows: 100,000 shares on each of the first two anniversaries of the grant date and 200,000 shares on third anniversary of the grant date.
(5)	Represents the exercise price of stock options reported in the previous column, which is equal to the closing price of our shares on the grant date.
(6)	Represents the fair value of share awards and option awards as of the grant date pursuant to applicable accounting standards. Assumptions used in the calculation of these amounts are included in Note 2 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2012.
(7)	Ms. Sustarsic was not eligible for the annual cash bonus since she was not employed by our Company as of July 31, 2011, the first day of the third quarter of fiscal 2011, as outlined in the annual bonus plan. See “Summary of Employment Agreements” for a further description of the bonus arrangement for Ms. Sustarsic.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of the end of fiscal 2011 under our Incentive Plans.

Name	Option Awards						Share Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares or Units Grant Date	Number of Shares or Units That Have not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($) (3)	Equity Incentive Awards Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Susan P. McGalla	1/18/11	360,000	840,000	—	$3.72	1/18/2018	1/18/11	433,334	$1,573,002	1/18/11	666,667	$2,420,001
Kenneth D. Seipel	3/28/11	—	400,000	—	$4.00	3/28/2016	4/4/11	250,000	$907,500	4/4/11	400,000	$1,452,000
Steven H. Benrubi	3/27/07	18,870	—	—	$6.50	3/27/2012	—	—	—	3/28/07	18,870	$68,498
	9/21/07	60,000	—	—	$4.26	9/21/2017	—	—	—	—	—	—
	8/3/10	—	60,000	—	$3.44	8/3/2020	8/3/10	60,000	$217,800	—	—	—
Harriet Bailiss-Sustarsic	11/28/11	—	125,000	—	$3.23	11/28/2016	—	—	—	—	—	—
Sharon Hughes	11/23/09	56,667	28,333	—	$3.43	11/23/2014	—	—	—	—	—	—
	8/19/10	3,000	6,000	—	$2.99	8/19/2015	8/19/10	4,800	$17,424	—	—	—
Jon C. Kubo(5)	—	—	—	—	—	—	—	—	—	—	—	—

(1)	Options vest and become exercisable ratably in three equal annual installments upon the first, second and third anniversaries of the date of grant, aside for Ms. McGalla’s stock options, which would have become exercisable as follows: 360,000 shares on each of the first three anniversaries of the grant date and 120,000 shares on August 8, 2014 and Mr. Seipel’s stock options, which become exercisable as follows: 100,000 shares on each of the first two anniversaries of the grant date and 200,000 shares on third anniversary of the grant date.
(2)	Comprised of restricted stock that vests in three equal annual installments upon the first, second and third anniversaries of the date of grant, aside for Ms. McGalla’s restricted stock awards, which would have vested as follows: 66,666 shares on each of the first three anniversaries of the grant date and 300,002 shares on August 8, 2014 and Mr. Seipel’s restricted stock awards, which vest as follows: 50,000 shares on each of the first two anniversaries of March 28, 2011 and 150,000 shares on the third anniversary of March 28, 2011 .
(3)	Calculated as the number of shares of unvested restricted stock awards or performance shares, as applicable, multiplied by the closing price of our Company’s Common Stock as of January 27, 2012, the last trading day of fiscal 2011, or $3.63.
(4)	Comprised of performance shares that vest upon the achievement of certain specified years of service and certain 20-day or 30-day Average Trading Price thresholds for our Common Stock, as such term is defined in the respective performance share award agreements.
(5)	Upon Mr. Kubo’s termination of employment on September 30, 2011, he was provided three months to exercise any vested equity awards. As of January 28, 2012, Mr. Kubo had either exercised or forfeited all of his vested equity awards and there were no remaining outstanding equity awards.

Option Exercises and Shares Vested in Fiscal 2011

The following table includes certain information with respect to option exercises and restricted stock awards that vested for our named executive officers in fiscal 2011.

Name	Option Awards			Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Susan P. McGalla	—	—		399,999	$1,383,997
Steven H. Benrubi	70,000	$69,933	(2)	30,000	$144,900
Sharon Hughes	—	—		2,400	$10,560
Jon C. Kubo	41,667	$66,467	(3)	—	—

(1)	Calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the vesting date.
(2)	Calculated as (a) $336,733 in proceeds from 70,000 options exercised on the September 8, 2011 exercise date less (b) $266,800 total exercise cost of the 70,000 options exercised on the September 8, 2011 exercise date.
(3)	Calculated as (a) $207,918 in proceeds from the 41,667 options exercised on the September 20, 2011 exercise date less (b) $141,451 total exercise cost of the 41,667 options exercised on the September 20, 2011 exercise date

Non-Qualified Deferred Compensation and Pension Arrangement

We do not maintain non-qualified deferred compensation arrangements or pension arrangements for our named executive officers.

Employee Retention Plan

To retain the talent critical to executing upon our strategy and enhancing shareholder value, we have implemented an Employee Retention Plan for our senior leadership and certain other key team members. We believe it is critical to retain this talent base, and this Employee Retention Plan is designed to help provide stability and continuity for us during this important transition period. The Employee Retention Plan was approved by our Board effective August 19, 2012, and provides for a cash payment to each of the eligible employees, payable August 19, 2013, provided the employee is still employed by us, subject to acceleration upon certain terminations following a change in control. The total cost of the Employee Retention Plan is approximately $1.2 million and will be expensed over the one-year retention period.

In addition, effective August 19, 2012, our Board approved an amendment to our fiscal 2012 Management Bonus Plan to provide for a 25% payout of the annual bonus for fiscal 2012 for all eligible employees if we attain certain performance metrics in the fiscal 2012 fourth quarter. If achieved, the total cost of the fourth quarter bonus would be approximately $0.9 million and is payable in April 2013, contingent upon continued employment at that time.

Also effective August 19, 2012, our Board made grants of restricted stock to our senior leadership and certain other key team members in lieu of stock option grants typically made at this time each year. The aggregate grant was 196,300 shares with vesting to occur in equal amounts on the first and second anniversary dates of the grant. The grants are also subject to acceleration substantially as provided in the Company’s standard agreements, including upon a change in control.

As of the date of this Consent Revocation Statement, no award under the Employee Retention Plan or grant of restricted stock, described above, has been made to Kenneth D. Seipel, our President and Chief Operating Officer, or Steven H. Benrubi, our Executive Vice President and Chief Financial Officer. Barbara Cook, our Senior Vice President of Store Operations, received an award under the Employee Retention Plan of $75,000 and a grant of 10,000 shares of restricted stock. Harriet Bailiss-Sustarsic, our Chief Merchandise Officer, Wet Seal Division, received an award under the Employee Retention Plan of $75,000 and a grant of 10,000 shares of restricted stock.

SUMMARY OF EMPLOYMENT AGREEMENTS

Description of Employment Agreements for Named Executive Officers Employed with the Company as of the Date of this Consent Revocation Statement

Kenneth D. Seipel, our President and Chief Operating Officer

On March 21, 2011, we entered into an Employment Agreement with Kenneth D. Seipel (the “Seipel Agreement”) setting forth the terms of his employment with us as our President and Chief Operating Officer. The Seipel Agreement became effective on March 28, 2011 (the “Seipel Effective Date”). The Seipel Agreement will terminate on March 28, 2014. In addition to the below benefits, the Seipel Agreement provides Mr. Seipel with potential severance/change of control benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the Seipel Agreement, Mr. Seipel is entitled to:

•	a base salary of $575,000 (which is subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 75% of Mr. Seipel’s base salary and a maximum cash award of 150% of his base salary;

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers;

•	monthly allowance of $900 for automobile expenses;

•	relocation allowance of up to $50,000;

•	reimbursement for travel and lodging for identifying housing and other activities; and

•	reimbursement for temporary housing of up to $8,000 per month for up to 120 days following the Seipel Effective Date.

Equity Incentive Arrangement

On April 4, 2011, Mr. Seipel received a grant of 400,000 performance shares of our Common Stock, issued under the terms of the Plan, and 250,000 restricted shares of our Company’s Common Stock, issued under the terms of the Plan. The performance shares will vest in three tranches in the manner set forth in the chart below.

Number of Performance Shares within each Tranche	Time Based Vesting Date	Stock Price Measurement Period	Share Appreciation Target to be Equaled or Exceeded
Tranche 1: 133,333	1st anniversary of the Seipel Effective Date	From the Seipel Effective Date through the 3rd anniversary thereof	$4.60 per share
Tranche 2: 133,333	2nd anniversary of the Seipel Effective Date	From the 1st anniversary of the Seipel Effective Date through the 3rd anniversary thereof	$5.80 per share
Tranche 3: 133,334	3rd anniversary of the Seipel Effective Date	From the 2nd anniversary of the Seipel Effective Date through the 3rd anniversary thereof	$7.00 per share

The share appreciation targets were set at the same level as Ms. McGalla’s share appreciation targets as the Compensation Committee deemed them to continue to be relevant targets to measure performance as they had recently been determined in January 2011 upon the Company entering into the McGalla Agreement. For further details on the calculations and the Compensation Committees’ basis for the share appreciation targets, see the summary of the McGalla Agreement below.

The share appreciation targets will be deemed to have been met upon the attainment, at any time within the respective measurement periods, of a trailing 30-day volume weighted average share price at or above the respective share appreciation targets. In the event the target share price is met and the time based vesting has been met, the respective shares would be vested. During the period ended January 28, 2012, the Tranche 1 share appreciation target of $4.60 was met and 133,333 shares vested on March 28, 2012.

The restricted shares vest with respect to 50,000 shares on each of the first two anniversaries of the Seipel Effective Date and 150,000 shares on the third anniversary of the Seipel Effective Date, provided that Mr. Seipel is employed by us on the respective vesting dates. On March 28, 2012, the first tranche of 50,000 shares vested.

In addition to the restricted stock and performance shares, on the Seipel Effective Date, our Board granted Mr. Seipel an option to acquire up to 400,000 shares of our Common Stock at an exercise price of $4.00, our Company’s closing Common Stock price on the grant date, March 28, 2011. The stock options vest with respect to 100,000 shares on the first two anniversaries of the Seipel Effective Date and 200,000 shares on the third anniversary of the Seipel Effective Date, provided that Mr. Seipel is employed by us on the respective vesting dates. On March 28, 2012, the first tranche of 100,000 stock options vested.

The options and restricted stock granted to Mr. Seipel are subject to the terms and conditions of the Plan and the related award agreements.

Steven H. Benrubi, our Executive Vice President, Chief Financial Officer and Corporate Secretary

On the Benrubi Effective Date, we renewed Mr. Benrubi’s previous employment agreement, which had been amended and restated as of February 11, 2008 (the “Benrubi Agreement”), setting forth the terms of Mr. Benrubi’s employment with us as our Executive Vice President, Chief Financial Officer and Corporate Secretary. The Benrubi Agreement will terminate on August 3, 2013. In addition to the below benefits, the Benrubi Agreement provides Mr. Benrubi with potential severance benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the Benrubi Agreement, as renewed, Mr. Benrubi is entitled to:

•	a base salary of $375,000 (which is subject to annual review by our Compensation Committee; during fiscal 2011 Mr. Benrubi was provided a 4.5% merit increase);

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 50% of Mr. Benrubi’s base salary and a maximum cash award of 100% of his base salary. Mr. Benrubi was also provided a retention bonus attainable as follows: $25,000 upon the Benrubi Effective Date and $50,000 on the first anniversary date of the Benrubi Effective date, provided that Mr. Benrubi was still employed by the Company upon such date. Both payments had been paid as of January 28, 2012. If Mr. Benrubi is terminated by our Company for cause or by him without good reason prior to the third anniversary of the Benrubi Effective Date, Mr. Benrubi will have to repay a pro-rata portion of the bonus; and

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers.

Equity Incentive Arrangement

At the time of Mr. Benrubi’s retention as our Executive Vice President and Chief Financial Officer, Mr. Benrubi was granted an option to acquire up to 60,000 shares of our Common Stock. The options were priced at the greater of (x) the closing price of our Common Stock on September 21, 2007 and (y) the volume weighted average 30 day share price of the Common Stock ending on and including September 21, 2007. The exercise price per share is $4.26. The options vested in three equal tranches upon the first, second and third anniversaries of September 21, 2007. In addition, on September 21, 2007, Mr. Benrubi was granted 90,000 restricted shares of our Company’s Common Stock. The restricted shares vested in three equal tranches beginning upon the first, second and third anniversaries of September 21, 2007.

On August 20, 2008, Mr. Benrubi was granted an option to acquire up to 40,000 shares of our Common Stock at an exercise price per share of $4.09, our Company’s closing Common Stock price on the grant date. The options vested in three equal tranches upon the first, second and third anniversaries of August 20, 2008.

On the Benrubi Effective Date, Mr. Benrubi was granted an option to acquire up to 90,000 shares of our Common Stock. The options were priced at the greater of (x) the closing price of our Common Stock on the Benrubi Effective Date and (y) the volume weighted average 30 day share price of the Common Stock ending on and including the Benrubi Effective Date. The exercise price per share is $3.44. The options vest in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date. On August 3, 2011, the first tranche of options vested. In addition, on the Benrubi Effective Date, Mr. Benrubi was granted 90,000 restricted shares of our Company’s Common Stock. The restricted shares vest in three equal tranches upon the first, second and third anniversaries of the Benrubi Effective Date. On August 3, 2011, the first tranche of restricted shares vested.

The options and restricted stock granted to Mr. Benrubi are subject to the terms and conditions of the Plan and the related award agreements.

Harriet Bailiss-Sustarsic, our Executive Vice President and Chief Merchandise Officer, Wet Seal Division

On November 1, 2011, we entered into an Employment Agreement with Harriet Bailiss-Sustarsic (the “Sustarsic Agreement”) setting forth the terms of her employment with us as our Executive Vice President and Chief Merchandise Officer. The Sustarsic Agreement became effective on November 28, 2011 (the “Sustarsic Effective Date”). The Sustarsic Agreement does not have a termination date as Ms. Sustarsic’s employment with the Company is on an “at will” basis (as defined in the Sustarsic Agreement). In addition to the below benefits, the Sustarsic Agreement provides Ms. Sustarsic with potential severance benefits in the event of certain terminations of her employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the Sustarsic Agreement, Ms. Sustarsic is entitled to:

•	a base salary of $400,000;

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 50% of Ms. Sustarsic’s base salary and a maximum cash award of 100% of her base salary;

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers;

•	monthly allowance of $900 for automobile expenses;

•

relocation allowance of $50,000. If Ms. Sustarsic voluntarily resigns from the Company within the first 12 months of the Sustarsic Effective Date, Ms. Sustarsic will have to repay a pro-rata portion of the relocation allowance; and

•	reimbursement for three months of temporary housing of up to $3,000 per month.

Equity Incentive Arrangement

At the time of Ms. Sustarsic’s retention as our Executive Vice President and Chief Merchandise Officer, Ms. Sustarsic was granted an option to acquire up to 125,000 shares of our Common Stock at an exercise price of $3.23, our Company’s closing Common Stock price on the Sustarsic Effective Date. The options vested in three equal tranches upon the first, second and third anniversaries of the Sustarsic Effective Date.

The options granted to Ms. Sustarsic are subject to the terms and conditions of the Plan and the related award agreements.

Sharon Hughes, our President and Chief Merchandise Officer, Arden B Division

On November 19, 2009, we entered into an Employment Agreement with Sharon Hughes (the “Hughes Agreement”) setting forth the terms of her employment with us as our President and Chief Merchandise Officer, Arden B Division. The Hughes Agreement became effective on November 23, 2009 (the “Hughes Effective Date”). The Hughes Agreement will terminate on November 23, 2012. In addition to the below benefits, the Hughes Agreement provides Ms. Hughes with potential severance benefits in the event of certain terminations of her employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the Hughes Agreement, Ms. Hughes is entitled to:

•

a base salary of $450,000 through the first anniversary of the Hughes Effective Date and $485,000 as of the first anniversary of the Hughes Effective Date through the end of the term of the Hughes Agreement;

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 50% of Ms. Hughes’ base salary and a maximum cash award of 100% of her base salary. Ms. Hughes also earned a retention bonus of $100,000 with respect to fiscal 2009, which was paid in a lump sum on April 16, 2010. If Ms. Hughes had been terminated by our Company for cause or by her without good reason prior to the first anniversary of the Hughes Effective Date, Ms. Hughes would have been required to repay a pro-rata portion of the retention bonus; and

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers.

Equity Incentive Arrangement

As of the Hughes Effective Date, Ms. Hughes was granted an option to acquire up to 85,000 shares of our Common Stock. The options were priced at the greater of (x) the closing price of our Company’s Common Stock on the Hughes Effective Date and (y) the volume weighted average 30 day share price of the Common Stock ending on and including the Hughes Effective Date. The exercise price per share is $3.43. The options vest in three equal tranches upon the first, second and third anniversaries of the Hughes Effective Date. On November 23, 2010, the first tranche of options vested. On November 23, 2011, the second tranche of options vested.

In addition, on the Hughes Effective Date, Ms. Hughes received a grant of 54,000 performance shares of our Company’s Common Stock, which were issued under the terms of the Plan. The award agreement governing her performance shares provides that the performance shares vest in two equal tranches beginning on the first and second anniversaries of the Hughes Effective Date, provided certain conditions are satisfied. The two tranches of the performance shares vest in the manner set forth in the following chart:

Number of Performance Shares within each Tranche	Time Based Vesting Date	Stock Price Measurement Period	Share Appreciation Target to be Equaled or Exceeded/Share Allocation to Vest
Tranche 1: 27,000	1st anniversary of the Hughes Effective Date	From the Hughes Effective Date through the 2nd anniversary thereof	$ $	4.19 per share/13,500 5.03 per share/13,500
Tranche 2: 27,000	2nd anniversary of the Hughes Effective Date	From the 1st anniversary of the Hughes Effective Date through the 2nd anniversary thereof	$ $	6.03 per share/13,500 7.24 per share/13,500

The baseline share price used to determine the share appreciation targets was $3.49. This was based on the trailing 20-day volume weighted average share price of the Company’s Common Stock as of November 18, 2009, which was the day before the Company and Ms. Hughes entered into the Hughes Agreement. The initial share appreciation target represents a 20% increase in the Company’s share price over the baseline, with each subsequent share appreciation target representing an additional 20% increase in the Company’s share price.

The share appreciation targets will be deemed to have been met upon the attainment, at any time within the respective measurement periods, of a trailing 20-day volume weighted average share price at or above the respective share appreciation targets. In the event the target share price is met and the time based vesting has been met, the respective shares would be vested.

On November 23, 2010, 13,500 of Tranche 1 performance shares vested and were issued as the $4.19 share appreciation target was met. On November 23, 2011, the remaining 13,500 of Tranche 1 performance shares and all 27,000 Tranche 2 performance shares were forfeited as the share appreciation targets were not met.

Description of Employment Agreements for Named Executive Officers No Longer Employed by Our Company as of the Date of this Consent Revocation Statement

Susan P. McGalla, our Chief Executive Officer

On January 18, 2011, we entered into an Employment Agreement with Susan P. McGalla (the “McGalla Agreement”) setting forth the terms of her employment with us as our Chief Executive Officer. The McGalla Agreement became effective on January 18, 2011 (the “McGalla Effective Date”). The McGalla Agreement was set to terminate on August 8, 2014. In addition to the below benefits, the McGalla Agreement provided Ms. McGalla with potential severance/change of control benefits in the event of certain terminations of her employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the McGalla Agreement, Ms. McGalla was entitled to:

•	a base salary of $800,000 (which was subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 100% of Ms. McGalla’s base salary and a maximum cash award of 200% of her base salary;

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers;

•	monthly allowance of $1,600 for automobile expenses;

•	relocation allowance of $85,000;

•	reimbursement for travel and lodging for identifying housing, schooling and other activities; and

•	reimbursement for temporary housing of up to $12,500 per month.

Equity Incentive Arrangement

On the McGalla Effective Date, Ms. McGalla received a grant of 1,000,000 performance shares of our Common Stock, issued under the terms of the Plan, and 500,000 restricted shares of our Company’s Common Stock, issued under the terms of the Plan. The performance shares would have vested in three tranches in the manner set forth in the chart below.

Number of Performance Shares within each Tranche	Time Based Vesting Date	Stock Price Measurement Period	Share Appreciation Target to be Equaled or Exceeded

Tranche 1: 333,333	1st anniversary of the McGalla Effective Date	From the McGalla Effective Date through the 3rd anniversary thereof	$4.60 per share
Tranche 2: 333,333	2nd anniversary of the McGalla Effective Date	From the 1st anniversary of the McGalla Effective Date through the 3rd anniversary thereof	$5.80 per share
Tranche 3: 333,334	3rd anniversary of the McGalla Effective Date	From the 2nd anniversary of the McGalla Effective Date through the 3rd anniversary thereof	$7.00 per share

The baseline share price used to determine the share appreciation targets was $3.50. This was the Company’s Common Stock closing price as of January 10, 2011, which was the day before the Company and Ms. McGalla entered into her employment agreement. The initial share appreciation target of $4.60 represents an approximate 30% increase in the Company’s share price over the baseline. Each subsequent share appreciation target represents an additional $1.20 increase in the Company’s share price over the initial share appreciation target. Our Compensation Committee determined the increase over the baseline share price to achieve the initial share appreciation target and the $1.20 increments thereafter reflect substantial increases in the Company’s market value that would merit vesting of the respective performance share tranches.

The share appreciation targets would have been deemed to have been met upon the attainment, at any time within the respective measurement periods, of a trailing 30-day volume weighted average share price at or above the respective share appreciation targets. In the event the target share price was met and the time based vesting had been met, the respective shares would have vested. On January 18, 2012, the Tranche 1 performance shares vested and were issued as the $4.60 share appreciation target was met.

All of the restricted shares were granted on January 18, 2011. The restricted shares would have vested with respect to 66,666 shares on each of the first, second and third anniversaries of the McGalla Effective Date and 300,002 shares on August 8, 2014, which is the expiration of the term of the McGalla Agreement, provided that Ms. McGalla was employed by us on the respective vesting dates. On January 18, 2012, the first tranche of 66,666 restricted shares vested.

In addition to the restricted stock and performance shares, on the McGalla Effective Date, our Board granted Ms. McGalla an option to acquire up to 1,200,000 shares of our Common Stock at an exercise price of $3.72, our Company’s closing Common Stock price on the grant date, January 18, 2011. The stock options would have vested with respect to 360,000 shares on the first, second and third anniversaries of the McGalla Effective Date and 120,000 shares on August 8, 2014, which would have been the expiration of the term of the McGalla Agreement, provided that Ms. McGalla was employed by us on the respective vesting dates. On January 18, 2012, the first tranche of 360,000 stock options vested.

The options and restricted stock granted to Ms. McGalla are subject to the terms and conditions of the Plan and the related award agreements.

On July 23, 2012, we announced the departure of Ms. McGalla, our former chief executive officer. We have accrued $1.9 million of potential severance costs resulting from the departure of Ms. McGalla, representing the amount payable if she executes and returns to us a Release. The date to return the Release has been extended to mid-September. Accordingly, as of the date of this Consent Revocation Statement, we have not entered into a severance agreement with her.

Jon C. Kubo, our Senior Vice President of E-Commerce and Chief Information Officer

On March 21, 2005, we hired Jon C. Kubo as an employee of our Company. On August 26, 2010, upon the appointment of Mr. Kubo as our Senior Vice President of E-Commerce and CIO, we entered into an Employment Agreement with him (the “Kubo Agreement”) setting forth the terms of his employment with us in that role. The Kubo Agreement became effective on the Kubo Effective Date. The Kubo Agreement was set to terminate on August 26, 2013 (the “Kubo Termination Date”). Upon Mr. Kubo’s resignation on July 18, 2011, the Kubo Agreement was terminated and replaced by a Transition and Separation Agreement that terminated on the Kubo Termination Date. In addition to the below benefits, the Kubo Agreement provided Mr. Kubo with potential severance benefits in the event of certain terminations of his employment, as discussed in more detail in “Potential Payments Upon Termination or a Change in Control.”

Cash Compensation/Benefits

Under the Kubo Agreement, Mr. Kubo was entitled to:

•	a base salary of $340,000 (and which was subject to annual review by our Compensation Committee);

•

an annual performance bonus (paid in accordance with our bonus plan, which is administered under the Plan), with a target cash award of 40% of Mr. Kubo’s base salary and a maximum cash award of 80% of his base salary. Mr. Kubo was also provided a promotion bonus of $50,000 attainable as follows: $25,000 upon the Kubo Effective Date and $25,000 on the first anniversary of the Kubo Effective Date provided Mr. Kubo was still employed by the Company on such date. If Mr. Kubo was terminated by our Company for cause or by him without good reason prior to the third anniversary of the Kubo Effective Date, Mr. Kubo would have to repay a pro-rata portion of the bonus (under Mr. Kubo’s Transition and Separation Agreement, repayment of the $25,000 promotion bonus paid in fiscal 2010 was waived and Mr. Kubo was not entitled to the remaining $25,000 promotion bonus payment); and

•	participate in such employee benefit plans and insurance programs offered to our employees and executive officers.

Equity Incentive Arrangement

As of the Kubo Effective Date, Mr. Kubo was granted an option to acquire up to 75,000 shares of our Common Stock. The options were priced at the greater of (x) the closing price of our Company’s Common Stock on the Kubo Effective Date and (y) the volume weighted average 30 day share price of our Common Stock ending on and including the Kubo Effective Date. The exercise price per share was $3.15. The options were to vest in three equal tranches beginning upon the first, second and third anniversaries of the Kubo Effective Date. On August 26, 2011, the first tranche of options vested. Upon the Kubo Termination Date, the second and third tranches of stock options were forfeited and Mr. Kubo had 90 days to exercise the first tranche of options that had vested as well as any other vested outstanding equity awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section discusses potential termination and change of control payment amounts assuming a hypothetical triggering event had occurred as of January 28, 2012.

Description of Potential Termination and Change of Control Payments to Named Executive Officers as of the Date of this Consent Revocation Statement

KENNETH D. SEIPEL

Termination Payments/Rights

Mr. Seipel’s employment may be terminated by us or by Mr. Seipel at any time, subject to the terms and conditions of the Seipel Agreement. The respective rights and obligations of Mr. Seipel and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of termination of his employment without “cause” or his resignation for “good reason” (as such terms are defined in the Seipel Agreement), Mr. Seipel will be entitled to receive (contingent on Mr. Seipel signing a Release (as defined in the Seipel Agreement) and not revoking the Release within thirty (35) days of the termination):

(a) the greater of (i) Mr. Seipel’s aggregate base salary for the remainder of the term of the Seipel Agreement and (ii) Mr. Seipel’s then current base salary, multiplied by two (2), which payment will be made in twelve (12) equal monthly installments over a one (1) year period, subject to compliance with Section 409A of the Internal Revenue Code, as amended, or Section 409A;

(b) payment by our Company of the cost of Mr. Seipel’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Mr. Seipel elects such coverage;

(c) vesting of the unvested restricted shares and option shares that are scheduled to vest at the next annual vesting milestone following the termination date and 50% vesting of all other remaining unvested restricted shares; and

(d) vesting of the unvested performance shares that would have vested on the service-based vesting date immediately following the termination date provided that the share appreciation target for such measurement period is achieved prior to the termination date and 50% vesting of all other remaining unvested performance shares provided that the respective share appreciation target for such measurement period is achieved prior to the termination date.

In the event that Mr. Seipel’s employment is terminated as a result of his “disability” (as such term is defined in the Seipel Agreement) or his death, Mr. Seipel will receive:

(a) accrued but unpaid salary, payment for unreimbursed expenses and accrued but unpaid employee benefits through the employment termination date;

(b) Mr. Seipel’s target bonus for the fiscal year in which the date of termination occurs, or the termination fiscal year, which shall be pro rated for the number of full calendar quarters Mr. Seipel was employed by our Company in the termination fiscal year;

(b) payment by our Company of the cost of Mr. Seipel’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Mr. Seipel elects such coverage;

(c) vesting of the unvested restricted shares and option shares that are scheduled to vest at the next annual vesting milestone and 50% vesting of all other remaining unvested restricted shares; and

(d) vesting of the unvested performance shares that would have vested on the service-based vesting date immediately following the termination date provided that the share appreciation target for such measurement period is achieved prior to the termination date and 50% vesting of all other remaining unvested performance shares provided that the respective share appreciation target for such measurement period is achieved prior to the termination date.

In the event of a termination of Mr. Seipel’s employment for “cause” or his resignation without “good reason”, Mr. Seipel will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses and (c) accrued but unpaid employee benefits through the employment termination date. Nevertheless, if our Board has the reasonable belief that Mr. Seipel has committed any of the acts that constitute the basis for a “cause” termination, Mr. Seipel may be suspended without pay until an investigation is concluded.

Change of Control Payments

If we experience a “change of control” (as such term is defined in the Seipel Agreement) during the term of Mr. Seipel’s employment with us, and the consideration per share payable to the our stockholders at the closing of the change of control transaction equals or exceeds 120% of the share appreciation targets of any tranche or tranches of Mr. Seipel’s unvested performance shares, Mr. Seipel shall be entitled to vesting in full of such unvested tranche or tranches of performance shares simultaneously with the closing of the change of control transaction.

If we experience a “change of control” (as such term is defined in the Seipel Agreement) during the term of Mr. Seipel’s employment with us, and, within one hundred eighty (180) days of the change of control, Mr. Seipel’s employment with us is terminated by our Company without cause or by Mr. Seipel for good reason, Mr. Seipel will be entitled to receive (contingent on Mr. Seipel signing a Release and not revoking the Release within thirty (35) days of the termination):

(a) a payment equal to the sum of (i) Mr. Seipel’s then current base salary multiplied by two (2) and (ii) Mr. Seipel’s target bonus for the fiscal year in which the termination occurs (pro rated for the number of full calendar quarters that Mr. Seipel was employed during such fiscal year) multiplied by two (2). This payment will be made in twelve (12) equal monthly installments over one (1) year, subject to compliance with Section 409A;

(b) payment by our Company of the cost of Mr. Seipel’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Mr. Seipel elects such coverage;

(c) vesting of the unvested restricted shares that are scheduled to vest at the next annual vesting milestone and 50% vesting of all other remaining unvested restricted shares, provided, however, that if the consideration per share payable to the our stockholders at the closing of the change of control transaction equals or exceeds $5.50, vesting of all other remaining unvested restricted shares will occur; and

(d) the greater of (a) vesting of the unvested option shares that are scheduled to vest at the next annual vesting milestone and (b)(i) if the consideration per share payable to our stockholders at the closing of the change of control transaction equals or exceeds $5.52, vesting of 33 1/3% of all remaining unvested option shares (ii) if the consideration per share payable to our stockholders at the closing of the change of control transaction equals or exceeds $6.96, vesting of 66 2/3% of all remaining unvested option shares (iii) if the consideration per share payable to our stockholders at the closing of the change of control transaction equals or exceeds $8.40, vesting of all remaining unvested option shares.

The following table quantifies the severance and accelerated vesting Mr. Seipel would receive if a triggering event occurred on January 28, 2012.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$1,268,453	$1,028,499	$2,296,952
Death or Disability	$335,410	$1,028,499	$1,363,909
With Cause or Without Good Reason	—	—	—
Termination Without Cause or with Good Reason Following a Change of Control	$1,808,847	$544,500	$2,353,347
Change of Control	—	—	—

(1)	Pursuant to the terms of the Seipel Agreement, as of January 28, 2012, upon his termination without “cause,” or with “good reason,” Mr. Seipel would be entitled to payments totaling $1,268,453, less applicable withholding taxes, which represents the aggregate current base salary for the remainder of his employment term and payment of his coverage under COBRA for one year, approximately $11,972, if Mr. Seipel elects such coverage. Upon death or “disability,” Mr. Seipel would be entitled to payments equal to $335,410 which represent his target bonus pro-rated to reflect the three full calendar quarters served in his position during the year and, in the event of disability, payment of his coverage under COBRA for one year, approximately $11,972, if Mr. Seipel elects such coverage. Upon a termination without “cause,” or with “good reason,” within one-hundred and eighty (180) days following a “change of control,” Mr. Seipel would be entitled to payments totaling $1,808,847, less applicable withholding taxes, which represents two (2) times his 2011 base salary and two (2) times his target bonus pro-rated to reflect the three full calendar quarters served in his position during the year, and payment of his coverage under COBRA for one year, approximately $11,972, if Mr. Seipel elects such coverage.
(2)	For purposes of a termination without “cause” or with “good reason” within one-hundred and eighty (180) days following a “change of control,” the value of accelerated equity with respect to the restricted shares is $544,500, calculated as the product of (a) the sum of 50,000 unvested restricted shares scheduled to vest at the next vesting milestone and 50% of the remaining unvested restricted shares, or 100,000 shares, Mr. Seipel would vest into and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011. The value of accelerated equity with respect to his previously granted stock options is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $3.63 closing common stock price on January 27, 2012, the last trading day of fiscal 2011. For purposes of a termination without “cause” or with “good reason” and due to death or “disability”, the total value of accelerated equity is $1,028,499 and represents the sum of (1) the value of accelerated equity with respect to the restricted shares of $544,500 and is calculated as the product of (a) the sum of 50,000 unvested restricted shares scheduled to vest at the next vesting milestone and 50% of the remaining unvested restricted shares, or 100,000 shares, Mr. Seipel would vest into and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and (2) the value of accelerated equity with respect to his previously granted performance shares of $483,999, calculated as the product of (a) 133,333 unvested performance shares scheduled to vest at the next vesting milestone and that attained their share appreciation target of $4.60 prior to the termination date and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011. Upon a “change of control,” the value of accelerated equity with respect to his previously granted stock options, restricted shares and performance shares is $0 as our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011, did not equal or exceed the required per share amounts or share appreciation targets, as defined in the Seipel Agreement.

STEVEN H. BENRUBI

Termination Payments/Rights

Mr. Benrubi’s employment may be terminated by us or by Mr. Benrubi at any time, subject to the terms and conditions of the Benrubi Agreement. The respective rights and obligations of Mr. Benrubi and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of a termination of Mr. Benrubi’s employment by us without “cause,” or if Mr. Benrubi terminates his employment for “good reason” (as such terms are defined in the Benrubi Agreement) on or before August 3, 2013, Mr. Benrubi shall be entitled to receive (contingent on Mr. Benrubi signing a Release (as defined in the Benrubi Agreement) and not revoking the Release within thirty (30) days of the termination) severance pay in an amount equal to one year’s base salary, payable in equal bi-monthly installments over a period of one (1) year, subject to compliance with Section 409A and the terms of the Benrubi Agreement. Mr. Benrubi shall not be entitled to any additional payments in connection with his termination. In the event of a termination without “cause” after August 3, 2013, Mr. Benrubi will not be entitled to severance.

In the event of a termination of Mr. Benrubi’s employment for “cause” or his resignation without “good reason” (as such terms are defined in the Benrubi Agreement) or his employment is terminated as a result of his “disability” (as such term is defined in the Benrubi Agreement) or his death, Mr. Benrubi will receive (a) accrued but unpaid salary, (b) payment for unreimbursed expenses and (c) accrued but unpaid employee benefits through the employment termination date.

Change of Control Payments

Under the terms of the Benrubi Agreement, Mr. Benrubi is not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of his stock option award agreements and his restricted stock and performance share award agreements, upon a “change of control” (as such term is defined in the Plan) during his employment with us, Mr. Benrubi’s unvested stock options and restricted stock will vest and any performance restrictions will lapse, allowing for vesting of performance shares.

The following table quantifies the severance and accelerated vesting Mr. Benrubi would receive if a triggering event occurred on January 28, 2012.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)(3)	Total
Termination Without Cause or with Good Reason	$391,875	—	$391,875
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$297,698	$297,698

(1)	Pursuant to the Benrubi Agreement, as of January 28, 2012, upon his termination without “cause” or with “good reason,” Mr. Benrubi would be entitled to receive severance payments totaling his base salary under the Benrubi Agreement, less applicable withholding taxes, totaling $391,875.
(2)	The value of accelerated equity with respect to restricted stock and performance shares is calculated as the sum of the product of (a) 60,000 shares of restricted stock and 18,870 performance shares that Mr. Benrubi would vest into and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011.
(3)	The value of accelerated equity with respect to the options is calculated as the product of (a) 60,000 option shares, representing the unvested options that are “in the money” at January 28, 2012, and that Mr. Benrubi would vest into and (b) $0.19, the difference between $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and $3.44, the option share exercise price.

HARRIET BAILISS-SUSTARSIC

Termination Payments/Rights

Ms. Sustarsic’s employment may be terminated by us or by Ms. Sustarsic at any time, subject to the terms and conditions of the Sustarsic Agreement. The respective rights and obligations of Ms. Sustarsic and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of a termination of Ms. Sustarsic’s employment by us without “cause” (as such term is defined in the Sustarsic Agreement) on or before November 28, 2012, Ms. Sustarsic shall be entitled to receive (contingent on Ms. Sustarsic signing a Release (as defined in the Sustarsic Agreement) and not revoking the Release within thirty (35) days of the termination) total severance equal to six months, or 50%, of her annual base salary at the time of her terminations, payable in six equal monthly installments, subject to compliance with Section 409A and the terms of the Sustarsic Agreement. Ms. Sustarsic shall not be entitled to any additional payments in connection with her termination. In the event of a termination without “cause” after November 28, 2012, Ms. Sustarsic will not be entitled to severance.

Change of Control Payments

Under the terms of the Sustarsic Agreement, Ms. Sustarsic is not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of her stock option award agreement, upon a “change of control” (as such term is defined in the Plan) during her employment with us, Ms. Sustarsic’s unvested stock options will vest.

The following table quantifies the severance and accelerated vesting Ms. Sustarsic would receive if a triggering event occurred on January 28, 2012.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$200,000	—	$200,000
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$50,000	$50,000

(1)	Pursuant to the Sustarsic Agreement, as of January 28, 2012, upon her termination without “cause,” Ms. Sustarsic would be entitled to receive severance payments totaling 50% of her base salary under the Sustarsic Agreement, less applicable withholding taxes, totaling $200,000.
(2)	The value of accelerated equity with respect to the options is calculated as the product of (a) 125,000 option shares, representing the unvested options that are “in the money” at January 27, 2012, the last trading day of fiscal 2011, and that Ms. Sustarsic would vest into and (b) $0.40, the difference between $3.63, which was our closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and $3.23, the option share exercise price.

SHARON HUGHES

Termination Payments/Rights

Ms. Hughes’ employment may be terminated by us or by Ms. Hughes at any time, subject to the terms and conditions of the Hughes Agreement. The respective rights and obligations of Ms. Hughes and us depend upon the party that initiates the termination and the reasons for the termination.

In the event of a termination of Ms. Hughes’ employment without “cause” or by her resignation for “good reason” (as such terms are defined in the Hughes Agreement), Ms. Hughes will be entitled to receive (contingent on Ms. Hughes signing a Separation Agreement and Release within twenty-one (21) days of termination (as defined in the Hughes Agreement) and not revoking the Separation Agreement or Release) severance pay in an amount equal to one times Ms. Hughes’ base salary. This payment will be made in twelve (12) equal monthly installments over one (1) year, subject to compliance with Section 409A.

In the event of a termination of Ms. Hughes’ employment for “cause” or her resignation without “good reason,” or her employment terminates as a result of her “disability” (as such terms are defined in the Hughes Agreement) or her death, Ms. Hughes will receive (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses and (c) accrued and unpaid employee benefits through the employment termination date. Nevertheless, if our Board has reason to believe that Ms. Hughes has committed any of the acts that constitute the basis for a “cause” termination, Ms. Hughes may be suspended without pay until an investigation is concluded.

Change of Control Payments

Under the terms of the Hughes Agreement, Ms. Hughes is not entitled to receive any payments in connection with a change of control. However, pursuant to the terms of her stock option and restricted stock and performance share award agreements, upon a “change of control” (as such term is defined in the Plan) during her employment with us, Ms. Hughes’ unvested stock options and restricted stock will vest, and any performance restrictions will lapse, allowing for vesting of performance shares.

The following table quantifies the severance and accelerated vesting Ms. Hughes would receive if a triggering event occurred on January 28, 2012.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)(3)	Total
Termination Without Cause or with Good Reason	$485,000	—	$485,000
Death or Disability	—	—	—
With Cause or Without Good Reason	—	—	—
Change of Control	—	$173,946	$173,946

(1)	Pursuant to the terms of the Hughes Agreement, as of January 28, 2012, upon her termination without “cause,” or with “good reason,” Ms. Hughes would be entitled to receive severance payments equal to her then current base salary, less applicable withholding taxes, totaling $485,000.
(2)	The value of accelerated equity with respect to restricted stock and performance shares is calculated as the sum of the product of (a) the sum of 4,800 shares of restricted stock and 40,500 of performance shares that Ms. Hughes would vest into and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011.
(3)	The value of accelerated equity with respect to the options is calculated as the sum of (i) the product of (a) 28,333 option shares, representing the unvested options that are “in the money” at January 28, 2012, and that Ms. Hughes would vest into and (b) $0.20, the difference between $3.63, which was our closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and $3.43, the exercise price of the option shares; and (ii) the product of (a) 6,000 option shares, representing the unvested options that are “in the money” at January 28, 2012, and that Ms. Hughes would vest into and (b) $0.64, the difference between $3.63, which was our closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and $2.99, the exercise price of the option shares.

Description of Potential Termination and Change of Control Payments to Named Executive Officers No Longer Employed by Our Company

SUSAN P. MCGALLA

Termination Payments/Rights

Ms. McGalla’s employment could have been terminated by us or by Ms. McGalla at any time, subject to the terms and conditions of the McGalla Agreement. The respective rights and obligations of Ms. McGalla and us depended upon the party that initiates the termination and the reasons for the termination.

In the event of termination of her employment without “cause” or her resignation for “good reason” (as such terms are defined in the McGalla Agreement), Ms. McGalla was entitled to receive (contingent on Ms. McGalla signing a Release (as defined in the McGalla Agreement) and not revoking the Release within thirty (35) days of the termination):

(a) the greater of (i) Ms. McGalla’s aggregate base salary for the remainder of the term of the McGalla Agreement and (ii) Ms. McGalla’s then current base salary, multiplied by two (2), which payment would have been made in twelve (12) equal monthly installments over a one (1) year period, subject to compliance with Section 409A of the Internal Revenue Code, as amended, or Section 409A;

(b) payment by our Company of the cost of Ms. McGalla’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Ms. McGalla elected such coverage;

(c) vesting of the unvested restricted shares and option shares that were scheduled to vest at the next annual vesting milestone following the termination date and 50% vesting of all other remaining unvested restricted shares; and

(d) vesting of the unvested performance shares that would have vested on the service-based vesting date immediately following the termination date provided that the share appreciation target for such measurement period was achieved prior to the termination date and 50% vesting of all other remaining unvested performance shares provided that the respective share appreciation target for such measurement period was achieved prior to the termination date.

In the event that Ms. McGalla’s employment was terminated as a result of her “disability” (as such term is defined in the McGalla Agreement) or her death, Ms. McGalla would have received:

(a) accrued but unpaid salary, payment for unreimbursed expenses and accrued but unpaid employee benefits through the employment termination date;

(b) Ms. McGalla’s target bonus for the fiscal year in which the date of termination occured, or the termination fiscal year, which would have been pro rated for the number of full calendar quarters Ms. McGalla was employed by our Company in the termination fiscal year;

(c) payment by our Company of the cost of Ms. McGalla’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Ms. McGalla elected such coverage;

(d) vesting of the unvested restricted shares and option shares that were scheduled to vest at the next annual vesting milestone and 50% vesting of all other remaining unvested restricted shares; and

(e) vesting of the unvested performance shares that would have vested on the service-based vesting date immediately following the termination date provided that the share appreciation target for such measurement period was achieved prior to the termination date and 50% vesting of all other remaining unvested performance shares provided that the respective share appreciation target for such measurement period was achieved prior to the termination date.

In the event of a termination of Ms. McGalla’s employment for “cause” or her resignation without “good reason”, Ms. McGalla would have received (a) accrued but unpaid base salary, (b) payment for unreimbursed expenses and (c) accrued but unpaid employee benefits through the employment termination date. Nevertheless, if our Board had the reasonable belief that Ms. McGalla committed any of the acts that constitute the basis for a “cause” termination, Ms. McGalla could have been suspended without pay until an investigation was concluded.

On July 23, 2012, we announced the departure of Ms. McGalla, our former chief executive officer. We have accrued $1.9 million of potential severance costs resulting from the departure of Ms. McGalla, representing the amount payable if she executes and returns to us a Release. The date to return the Release has been extended to mid-September. Accordingly, as of the date of this Consent Revocation Statement, we have not entered into a severance agreement with her.

Change of Control Payments

If we experienced a “change of control” (as such term is defined in the McGalla Agreement) during the term of Ms. McGalla’s employment with us, and the consideration per share payable to the our stockholders at the closing of the change of control transaction equaled or exceeded 120% of the share appreciation targets of any tranche or tranches of Ms. McGalla’s unvested performance shares, Ms. McGalla would have been entitled to vesting in full of such unvested tranche or tranches of performance shares simultaneously with the closing of the change of control transaction.

If we experienced a “change of control” (as such term is defined in the McGalla Agreement) during the term of Ms. McGalla’s employment with us, and, within one hundred eighty (180) days of the change of control, Ms. McGalla’s employment with us was terminated by our Company without cause or by Ms. McGalla for good reason, Ms. McGalla would have been entitled to receive (contingent on Ms. McGalla signing a Release and not revoking the Release within thirty (35) days of the termination):

(a) a payment equal to the sum of (i) Ms. McGalla’s then current base salary multiplied by two (2) and (ii) Ms. McGalla’s target bonus for the fiscal year in which the termination occured (pro rated for the number of full calendar quarters that Ms. McGalla was employed during such fiscal year) multiplied by two (2). This payment would have been made in twelve (12) equal monthly installments over one (1) year, subject to compliance with Section 409A;

(b) payment by our Company of the cost of Ms. McGalla’s coverage under COBRA for one (1) year, subject to mitigation and to the extent that Ms. McGalla elected such coverage;

(c) vesting of the unvested restricted shares that were scheduled to vest at the next annual vesting milestone and 50% vesting of all other remaining unvested restricted shares provided, however, that if the consideration per share payable to our stockholders at the closing of the change of control transaction equaled or exceeded $5.50, vesting of all other remaining unvested restricted shares would have occurred; and

(d) the greater of (i) vesting of the unvested option shares that were scheduled to vest at the next annual vesting milestone and (ii)(1) if the consideration per share payable to our stockholders at the closing of the change of control transaction equaled or exceeded $5.52, vesting of 33.3% of all remaining unvested option shares; (2) if the consideration per share payable to our stockholders at the closing of the change of control transaction equaled or exceeded $6.96, vesting of 66.66% of all remaining unvested option shares, or; (3) if the consideration per share payable to our stockholders at the closing of the change of control transaction equaled or exceeded $8.40, vesting of all remaining unvested option shares.

The following table quantifies the severance and accelerated vesting Ms. McGalla would have received if a triggering event occurred on January 28, 2012.

Event	Total Cash Severance (1)	Value of Accelerated Equity (2)	Total
Termination Without Cause or with Good Reason	$2,031,411	$907,500	$2,938,911
Death or Disability	$816,596	$907,500	$1,524,096
With Cause or Without Good Reason	—	—	—
Termination Without Cause or with Good Reason Following a Change of Control	$2,816,596	$907,500	$3,724,096
Change of Control	—	—	—

(1)	Pursuant to the terms of the McGalla Agreement, as of January 28, 2012, upon her termination without “cause,” or with “good reason,” Ms. McGalla would have been entitled to payments totaling $2,031,411, less applicable withholding taxes, which represents the aggregate current base salary for the remainder of her employment term and payment of her coverage under COBRA for one year, approximately $16,596, if Ms. McGalla elected such coverage. Upon death or “disability,” Ms. McGalla would have been entitled to payments totaling $816,596, less applicable withholding taxes, which represented her target bonus and, in the event of disability, payment of her coverage under COBRA for one year, approximately $16,596, if Ms. McGalla elected such coverage. Upon a termination without “cause,” or with “good reason,” within one-hundred and eighty (180) days following a “change of control,” Ms. McGalla would have been entitled to payments totaling $2,816,596, less applicable withholding taxes, which represents two (2) times her 2011 base salary and two (2) times her target bonus pro-rated to reflect the three full calendar quarters served in her position during the year, and payment of her coverage under COBRA for one year, approximately $16,596, if Ms. McGalla elected such coverage.
(2)	For purposes of a termination without “cause” or with “good reason”, due to death or “disability”, and without “cause” or with “good reason” within one-hundred and eighty (180) days following a “change of control,” the value of accelerated equity with respect to the restricted shares was calculated as the product of (a) the sum of 66,666 unvested restricted shares scheduled to vest at the next vesting milestone and 50% of the remaining unvested restricted shares, or 183,334 shares, Ms. McGalla would have vested into and (b) $3.63, which was our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011. The value of accelerated equity with respect to her previously granted stock options and performance shares is $0 as the stock options were not “in the money” due to their exercise price per share being in excess of our $3.63 closing common stock price on January 27, 2012, the last trading day of fiscal 2011, and as none of the share appreciation targets were met as of January 28, 2012 for the remaining unvested performance shares. Upon a “change of control,” the value of accelerated equity with respect to her previously granted stock options, restricted shares and performance shares is $0 as our Company’s closing common stock price on January 27, 2012, the last trading day of fiscal 2011, did not equal or exceed the required per share amounts or share appreciation targets, as defined in the McGalla Agreement.

JON C. KUBO

Termination Payments/Rights

Upon Mr. Kubo’s resignation on July 18, 2011, our Company and Mr. Kubo entered into the Transition and Separation Agreement in connection with Mr. Kubo’s continued employment with the Company. The Transition and Separation Agreement expired on September 30, 2011 (the “Transition Period Expiration Date”). Under the terms of a Transition and Separation Agreement entered into between Mr. Kubo and the Company, Mr. Kubo remained employed by the Company in a non-executive role through September 30, 2011, subject to extensions in

30-day increments at the discretion of the Company, to assist with the transition of his responsibilities. The Company did not extend Mr. Kubo’s employment beyond September 30, 2011. Under the Transition and Separation Agreement, and in consideration of a mutual general release of claims (to be received on or within twenty-one (21) days following the Transition Period Expiration Date), Mr. Kubo was entitled to the following payment:

•

severance pay in an amount equal to 50% of one year’s base salary, payable in equal bi-monthly installments over a period of six (6) months, beginning no later than twenty-one (21) days following the Transition Period Expiration Date.

In addition, subject to Mr. Kubo’s satisfaction of certain transition duties specified in the Agreement to the reasonable satisfaction of the Company, the Company waived repayment of the first installment of the Promotion Bonus (within the meaning of the Kubo Agreement) in the amount of $25,000. Mr. Kubo also acknowledged and agreed that he was not entitled to receive the second installment of the Promotion Bonus in the amount of $25,000 irrespective of his continued employment in accordance with the Transition and Separation Agreement.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE

NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

Consistent with the policies of the SEC regarding auditor independence, our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Audit services are services rendered by the independent auditors for the audit of financial statements and review of financial statements included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements. In addition, the independent auditors engage in a review of the effectiveness of our internal control over financial reporting.

Audit-related services are for assurance and related services performed by the independent auditors that are reasonably related to the performance of the audit or review of the financial statements.

Tax services include all services performed by the independent auditors for tax compliance, tax planning and tax advice, including professional services rendered for preparation and review of the federal and state corporate income tax returns, preparation of the Company’s Puerto Rico corporate income tax return and miscellaneous tax advice and tax planning related to federal and state income and other tax issues.

Prior to engagement of the independent auditors for the following year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services to our Audit Committee for approval. Our Audit Committee then pre-approves these services by category of service. The fees are budgeted and our Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, our Audit Committee generally requires specific pre-approval before engaging the independent auditors. In the future, the Audit Committee may delegate the authority to pre-approve the services of the independent auditors to one or more designated members of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General

The fees incurred by our Company for Deloitte & Touche LLP’s services for fiscal 2011 are set forth in our Company’s Proxy Statement dated April 6, 2012, which have been updated in this Consent Revocation Statement to reflect final amounts of fees incurred. During fiscal 2010 and 2011, fees for services provided by Deloitte & Touche LLP were as follows:

Audit Fees

The aggregate fees incurred by our Company for Deloitte & Touche LLP’s audit of our Company’s annual financial statements, the issuance of consents, the reviews of the financial statements included in our Company’s Quarterly Reports on Form 10-Q and audit of our Company’s internal control over financial reporting totaled $655,000 and $690,000 in fiscal 2010 and 2011, respectively.

Audit-Related Fees

The aggregate fees billed to our Company by Deloitte & Touche LLP for audit-related services totaled $2,200 and $2,200 in fiscal 2010 and 2011, respectively.

Tax Fees

The aggregate fees billed to our Company by Deloitte & Touche LLP for tax compliance, tax advice and tax planning services totaled $89,000 and $33,000 in fiscal 2010 and 2011, respectively.

All Other Fees

Other than the services described above, there were no other fees billed by Deloitte & Touche LLP for services rendered to our Company in fiscal 2010 and 2011.

Approval of Fees

All of the services for which audit fees, audit-related fees and tax fees were billed to our Company were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

The Board has adopted the Company’s Code of Business Ethics and Conduct (the “Code”), a copy of which is posted on the Company’s website at www.wetsealinc.com. The Code, which is administered by the Company’s Corporate Ethics/Compliance Officer, applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates and a related person had, has or will have a direct or indirect interest. Each director or executive officer of the Company must notify the Company’s Corporate Ethics/Compliance Officer of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction, and the Company’s Corporate Ethics/Compliance Officer must, in turn, determine whether or not the transaction is in the best interest of the Company. For purposes of the Code, a “related person” includes any director or executive officer of the Company or a relative of such director or executive officer, which, in turn, includes his or her spouse, children, parents, siblings, in-laws and any other relatives who reside or share a home with such director or executive officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules issued thereunder require that our directors, certain of our executive officers and beneficial owners of more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership of such equity securities with the SEC. Our Company believes that during the fiscal year ended January 28, 2012, all such filing requirements were satisfied by our Company’s officers, directors and ten percent stockholders, except for Ms. Sharon Hughes, our President and Chief Merchandise Officer, Arden B Division, who had two late Form 4 filings related to the forfeiture of 40,500 performance shares and the tender to our Company of 880 restricted shares to cover tax liabilities.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2013 ANNUAL MEETING

Pursuant to Rule 14a-8 of the Exchange Act, if a stockholder of our Company wishes to submit a proposal for consideration at the 2013 Annual Meeting to be included in the Proxy Statement relating to that meeting, the proposal must be received at the principal executive offices of our Company no later than the close of business on the 120th day before the first anniversary of the date on which the Proxy Statement for the 2012 Annual Meeting was released to stockholders. If our 2013 Annual Meeting is held within 30 days of May 16, 2013, any stockholder proposals for the 2013 Annual Meeting which are received by December 7, 2012 would be considered timely for inclusion in the Proxy Statement relating to the 2013 Annual Meeting. However, if our 2013 Annual Meeting is held more than 30 days before or after May 16, 2013, then the deadline for submitting stockholder proposals for inclusion in the Proxy Statement relating to the 2013 Annual Meeting is a reasonable time before we begin to print and distribute the proxy materials for the 2013 Annual Meeting. Stockholders who intend to nominate persons for election as directors at the 2013 Annual Meeting must comply with the advance notice procedures and other provisions set forth in the Bylaws in order for such nomination to be properly brought before the 2013 Annual Meeting.

Any stockholder proposal for the 2013 Annual Meeting which is submitted outside the processes of Rule 14a-8 shall be considered untimely unless written notice of such proposal is received by the Secretary of our Company no later than the close of business on February 15, 2013 and no earlier than the opening of business on January 16, 2013. However, if the 2013 Annual Meeting is not within 45 days before or after May 16, 2013, notice by the stockholder shall be considered untimely unless it is received no later than the later of (i) the close of business on the 90th day before the 2013 Annual Meeting and (ii) the close of business on the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made, nor earlier than the opening of business on the 120th day before the 2013 Annual Meeting.

ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND OTHER DOCUMENTS

This Consent Revocation Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, may be viewed online at www.wetsealinc.com, under “SEC Filing” in the “Investor Relations” section. The Company has established Corporate Governance Guidelines and a Code of Business Ethics & Conduct. In addition, each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board acts under a written charter. All of these documents may be viewed online on the Company’s website at www.wetsealinc.com under “Corporate Governance” in the “Corporate Information” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the Company’s headquarters.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION

MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available over the Internet on our website at www.wetsealinc.com. Information on our website does not constitute part of the Company’s consent revocation materials.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by the Clinton Group or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT

The Board urges you NOT to return any white consent card solicited from you by the Clinton Group. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, at (800) 322-2885.

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended January 28, 2012, or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Corporate Secretary of the Company at 26972 Burbank, Foothill Ranch, California 92610 or calling (949) 699-3900. These also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.wetsealinc.com.

Annex A

RECENT TRADING HISTORY OF PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of the acquisitions and dispositions of the Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Participant	Acquisition		Disposition		Date
Jonathan Duskin	36,127		—		2/1/2011
	—		6,165		7/21/2011
	34,916		—		2/1/2012

Sidney M. Horn	36,127		—		2/1/2011
	—		40,000		4/11/2011
	—		25,000		7/22/2011
	34,916		—		2/1/2012
	29,220		—		8/20/2012
	25,000	(1)	—		9/5/2012

Harold D. Kahn	—		100,000		10/22/2010
	36,127		—		2/1/2011
	34,916		—		2/1/2012
	162,337		—		8/20/2012

Kenneth M. Reiss	36,127		—		2/1/2011
	34,916		—		2/1/2012
	29,220		—		8/20/2012

Henry D. Winterstern	36,127		—		2/1/2011
	—		25,000		7/22/2011
	34,916		—		2/1/2012
	29,220		—		8/20/2012
	25,000	(1)	—		9/6/2012

Kenneth D. Seipel	—		67,247	(2)	3/28/2012
	650,000		—		4/4/2011

Steven H. Benrubi	—		15,000		9/23/2010
	—		15,000	(3)	3/21/2011
	—		11,004	(2)	8/3/2011
	70,000		—		9/8/2011
	—		70,000		9/8/2011
	—		18,870	(3)	3/28/2012
	—		11,004	(2)	8/3/2012

(1)	Represents open market purchase.
(2)	Represents the delivery of shares back to the Company to cover tax withholding obligations.
(3)	Represents the forfeiture of performance shares as share appreciation targets were not attained.

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CONSENT REVOCATION CARD—BLUE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

THE WET SEAL, INC.

The undersigned, a record holder of shares of Class A common stock, par value $0.10 per share (the “Common Stock”), of The Wet Seal, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on             , 2012, hereby acts as follows concerning the proposals of the Clinton Group set forth below.

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

☒	PLEASE MARK VOTE

AS IN THIS EXAMPLE

PROPOSAL 1:	Proposal made by the Clinton Group to repeal any provision of the Company’s Amended and Restated By-Laws (the “Bylaws”) in effect immediately prior to the time this proposal becomes effective that was not included in the Bylaws filed by the Company with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Current Report on Form 8-K on May 29, 2009, the last date of reported changes to the Bylaws.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Proposal made by the Clinton Group to amend Section 3.5 of the Bylaws to provide that vacancies on the Board of Directors of the Company (the “Board”), and any newly-created directorships resulting from an increase in the number of directors constituting the entire Board, may be filled by the affirmative vote of either the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon or the majority of the members of the Board then in office.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3:	Proposal made by the Clinton Group to remove, without cause, the following four members of the Board (and any person or persons, other than those elected by the Clinton Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly-created directorship on or after May 16, 2012 and prior to the time that any of the actions proposed to be taken by the Clinton Consent Solicitation become effective): Jonathan Duskin, Sidney M. Horn, Harold D. Kahn and Henry D. Winterstern.

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

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INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 4:	Proposal made by the Clinton Group to elect Raphael Benaroya, Dorrit M. Bern, Lynda J. Davey, Mindy C. Meads and John S. Mills as directors to fill the resulting vacancies (and the current vacancy) on the Board (or, if any such nominee becomes unable or unwilling to serve as a director of the Company or if the Board size is increased, in either case prior to the effectiveness of this proposal, any other person who is not a director, officer, employee or affiliate of Clinton, designated as a nominee by Clinton).

	☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NUMBER(S) OF THE CANDIDATE(S) YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON             , 2012.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:             , 2012

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

VOTE BY TELEPHONE

Please have your Consent Revocation card available when you call the toll-free number 1-888-[xxx-xxxx] using a touch-tone telephone and follow the simple directions that will be presented to you.

VOTE BY INTERNET

Please have your Consent Revocation card available when you access the website www.            .com and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your Consent Revocation card and return it in the postage-paid envelope provided or return it to:             , P.O. Box             ,             ,                  .

Vote 24 hours a day, 7 days a week!

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